UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2025

ARRIVED STR, LLC
(Exact name of issuer as specified in its charter)

Delaware	88- 3444701
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

1700 Westlake Ave North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

(814)-277-4833
(Issuer’s telephone number, including area code)

www.arrived.com
(Issuer’s website)

Arrived Series Oasis; Arrived Series Pointbreak; Arrived Series Hammock; Arrived Series Ace; Arrived Series Cardinal; Arrived Series Orchard; Arrived Series Mirage; Arrived Series Cactus; Arrived Series Opry; Arrived Series Lakeridge; Arrived Series Serenity; Arrived Series Sugarcreek; Arrived Series Palm; Arrived Series Havasu; Arrived Series Regal; Arrived Series Lodge; Arrived Series Myrtle; Arrived Series Kinlani; Arrived Series Hickorybear; Arrived Series Pasquin; Arrived Series Koi; Arrived Series Longbranch; Arrived Series Coolbaugh; Arrived Series Loop; Arrived Series Pickler; Arrived Series Billingswood; Arrived Series Smokey; Arrived Series Solstice; Arrived Series SuiteSpot

(Title of each class of securities issued pursuant to Regulation A)

i

CAUTIONARY STATEMENT REGARDING Forward-Looking StatementS

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of Arrived STR, LLC (the “Company”), Arrived Fund Manager, LLC (the “manager”), each series of our Company and the Arrived platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our Company nor the manager can guarantee future performance, or that future developments affecting our Company, the manager or the Arrived platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Summary – Summary Risk Factors” and “Risk Factors” in our latest offering circular (the “Offering Circular”) filed by the Company with the Securities and Exchange Commission (the “Commission”), which may be accessed here and may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND OTHER INDUSTRY DATA

This Form 1-K includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Form 1-K, and we believe our estimates to be accurate as of the date of this Form 1-K or such other date stated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Form 1-K, and estimates and beliefs based on that data, may not be reliable.

ii

Item 1. Description of Business

Company Overview – Our Mission

Arrived STR, LLC, a Delaware series limited liability company, was formed in July 2022 to permit public investment in individual residential properties. We believe people should have access to the wealth creation that real estate investment can provide. To support this idea, we are building what we believe to be a new model for real estate investment. We believe in passive income, conservative debt, diversification, and aligned incentives.

Arrived is a marketplace for investing in real estate. We buy residential properties, divide them into multiple interests, and offer them as investments on a per interest basis through our web-based platform. Investors can manage their risk by spreading their investments across a portfolio of homes and they can invest in real estate without needing to apply for mortgages or take on personal debt.

Arrived does all of the work of sourcing, analyzing, maintaining, and managing all of the homes that we acquire. We analyze every home investment across several financial, market, and demographic characteristics to support our acquisition decision-making. Every investment we make is an investment in the communities in which Arrived operates, alongside other like-minded individuals. As our community network grows, so does our access to investment and housing opportunities.

Arrived arranges for a property manager to operate the properties as short-term rentals for guests who can also invest through the same process as any other member of the Arrived platform, becoming part owners of the homes they’re staying in at that time. By investing together, we align incentives towards creating value for everyone involved.

Our Series LLC Structure

Each short-term rental that we acquire will be owned by a separate series of our Company that we will establish to acquire that residential property.  Each series may hold the specific property that it acquires directly or in a wholly-owned subsidiary, which would be a limited liability company organized under the laws of the state in which the series property is located.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law.

We intend for each series to elect to be treated as a corporation for U.S. federal income tax purposes; however, if we determine that the real property and potential income from such real property selected for a specific series are suitable for a REIT and it would be beneficial to us and our investors to be taxed as a REIT, then the investment entity for such series may elect to be taxed as a separate REIT for U.S. federal income tax purposes.

Our Company’s core business is the identification, acquisition, marketing and management of individual residential properties for the benefit of our investors. Each series is intended to own a single property.

Investment Objectives

Our investment objectives are:

●	Consistent cash flow;

●	Long term capital appreciation with moderate to no leverage;

●	Favorable tax treatment of REIT income and long term capital gains, if available; and

●	Capital preservation.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Our Investment Criteria

Our home acquisition investments are evaluated against the following primary characteristics:

●	Capitalization rates, including set-up fees and furniture, fixtures and equipment as part of the initial purchase price, greater than five percent (5%). For this purpose, the capitalization rate reflects a series property’s annual short-term rental income minus property management fees, local real estate taxes and permitting fees, property insurance, maintenance expenses, and marketing incentives, divided by the purchase price of the property;

●	Homes with a minimum of four (4) bedrooms and two (2) bathrooms;

●	Homes with a price range of $300,000 to $1,500,000 and a repair/improvement budget requirement of less than 20% of the home purchase price; and

●	Locations that are highly desirable travel and short-term rental locations.

Our Investment Process

Our investment process leverages our network of renter demand, experienced team members, and data analysis to make our investment decisions:

●	Sourcing: Arrived will use an in-house acquisition team (using industry leading analysis and screening tools) in collaboration with local real estate professionals to find and source investment opportunities. The opportunities may include individual homes listed on the MLS, bulk rental home portfolios, BFR (built-for-rent) communities, and off-market deals sourced by our staff and from leads generated from our member network.

●	Due Diligence: Arrived evaluates potential investments against our stated investment criteria. Once a geographic market is selected, our due diligence will focus on the sub-market and the property itself, including the particularities of the rental activity within such sub-market and its effect on the value of the property. Value analysis will include projected short-term rental rates and home values, relying on a combination of first-party data, automated valuation models, or AVMs, and third party independent appraisals. Property level analysis will look at standard risk factors including condition of title, structural defects in the home, environmental issues, and other hazards such as floods and earthquakes.

●	Investment Committee: Once our acquisition team recommends a home purchase, the investment committee will convene to review due diligence materials and issue a go/no-go decision.

●	Property Purchase: A property will be purchased either by the manager or an affiliate of the manager and then resold to a particular series or a wholly-owned subsidiary of the series, or purchased directly by a series from a third-party seller, in accordance with the acquisition mechanics set forth below. Following acquisition of a property by a series, the property will be renovated, to the extent necessary, and then listed for guests to book for short-term stays through a third-party site, such as Airbnb or Vrbo. If a series property is renovated prior to the closing of the relevant series offering, the funds required for renovations will be forwarded to the series by the manager and repaid out of offering proceeds.

●	Ongoing Management: Arrived will partner with one or more third party independent property management firms in each of our markets. The property management firm will maintain books and records, coordinate the listing of the property on various short-term rental sites, inspect each home and ensure that it is properly maintained, handle maintenance requests, and be responsible for guest payment and compliance. We intend that our preferred property management firms will utilize modern tech-enabled property management platforms with digital payment and communication features.

Our Manager

We are managed by Arrived Fund Manager, LLC, a Delaware limited liability company and managing member of our Company, which we refer to herein as the “manager”. Pursuant to the terms of our operating agreement, the manager will provide certain management and advisory services to us and to each of our series and their subsidiaries, if any, as well as a management team and appropriate support personnel. The manager is a wholly owned subsidiary of our sponsor, Arrived Holdings, Inc., a Delaware corporation, which is an asset management company that operates a web-based investment platform, the Arrived platform, used by our Company for the offer and sale of interests in the series of our Company.

Investment Strategy – Our Market Opportunity

Our investment strategy is to acquire, invest in, manage, operate, selectively leverage and sell residential properties located in vibrant, growing cities across America. We believe that these markets offer investors a blend of attractive capitalization rates and a strong prospect for long term property value appreciation.

Market Selection

We intend to focus our business efforts on lucrative destination markets and areas with core urban markets that command high short-term rental rates and strong occupancy and exhibit the following characteristics:

●	Popular with millennials;

●	Favorable competitive landscape with respect to barriers to entry and supply/demand dynamics;

●	Less than an hour drive from a large population center;

●	Unique attractions, geographic features and desirable experiences; and

●	Strong short-term rental revenue production abilities relative to the cost of real estate.

For a brief overview of the particular geographic market in which a series property is located, see the individual series property listings in the section titled “The Series Properties Being Offered” below.

We focus on acquiring properties we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

We may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of the manager, including present and future real estate investment offerings sponsored by affiliates of the manager.

Investment Decisions and Asset Management

Within our investment policies and objectives, the manager will have discretion with respect to the selection of specific investments and the purchase and sale of our properties. We believe that successful real estate investment requires the implementation of strategies that permit favorable purchases, effective asset management and timely disposition of those assets. As such, we have developed a disciplined investment approach that combines the experience of our manager with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The approach also includes active and aggressive management of each asset acquired.

To execute our disciplined investment approach, the manager will take responsibility for the business plan of each investment. The following practices summarize our investment approach:

●	Local Market Research – Our manager will extensively research the acquisition and underwriting of each transaction, utilizing both real time market data and the transactional knowledge and experience of our network of professionals and in market relationships.

●	Underwriting Discipline – Our manager will follow a tightly controlled and managed process to examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, tax considerations and liquidity.

●	Risk Management – Risk management will be a fundamental principle in the management of each of our properties. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. Our manager will review the operating performance of investments against projections and provide the oversight necessary to detect and resolve issues as they arise.

●	Asset Management – Prior to the purchase of a property, our manager will develop a property business strategy which will be customized based on the acquisition and underwriting data. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. The manager will review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle.

Investments in Real Property

Our investment in real estate generally will take the form of holding fee title or a long-term leasehold estate. We will acquire such interests either directly or indirectly through limited liability companies or through investments in joint ventures, partnerships or other co-ownership arrangements with third parties, including developers of the properties, or with affiliates of the manager.

Our obligation to purchase any property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

●	plans and specifications;

●	evidence of marketable title subject to such liens and encumbrances as are acceptable to the manager;

●	auditable financial statements covering recent operations of properties having operating histories; and

●	title and liability insurance policies.

We may seek to enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations. In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased. The terms and conditions of any rental agreement that we enter into with our guests may vary substantially; however, we represent that all of our rental agreements will be standardized agreements customarily used under the terms of service of the applicable short-term rental platform on which we list the property for short-term rental. Such standardized rental agreements generally have terms of fewer than thirty (30) days.

In purchasing, developing and renting properties, we will be subject to risks generally incident to the ownership of real estate.

Investment Process

The manager has the authority to make all the decisions regarding our investments consistent with the investment objectives and leverage policies approved by the manager and subject to the limitations in the operating agreement.

The manager will focus on the sourcing, acquisition and management of residential properties. It will source our investments from former and current financing and investment partners, third-party intermediaries, competitors looking to share risk and investment, and securitization or lending departments of major financial institutions.

In selecting investments for us, the manager will utilize the manager’s investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. In addition to the specific investment criteria listed above, our manager will consider the following factors when evaluating prospective investment opportunities:

●	macroeconomic conditions that may influence operating performance;

●	real estate market factors that may influence real estate valuations, real estate financing or the economic performance of real estate generally;

●	fundamental analysis of the real estate, including the local short-term rental market, regulations related to short-term rentals, zoning, operating costs and the asset’s overall competitive position in its market;

●	real estate and short-term rental market conditions affecting the real estate;

●	the cash flow in place and projected to be in place over the expected hold period of the real estate;

●	the appropriateness of estimated costs and timing associated with capital improvements of the real estate;

●	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;

●	review of third-party reports, including appraisals, engineering and environmental reports;

●	physical inspections of the real estate and analysis of markets; and

●	the overall structure of the investment and rights in the transaction documentation.

If a potential investment meets the manager’s underwriting criteria, the manager will review the proposed transaction structure, including, with respect to joint ventures, distribution and waterfall criteria, governance and control rights, buy-sell provisions and recourse provisions. The manager will evaluate our position within the overall capital structure and our rights in relation to other partners or capital tranches. The manager will analyze each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the real estate asset.

Leverage Policy

We may employ leverage to enhance total returns to our investors through a combination of senior financing on our real estate acquisitions, secured facilities, and capital markets financing transactions. We will seek to secure conservatively structured leverage that is long-term, non-recourse, non-mark-to-market financing to the extent obtainable on a cost effective basis. To the extent leverage is employed it may come either in the form of government-sponsored programs or other long-term, non-recourse, non-mark-to-market financing. The manager may from time to time modify our leverage policy in its discretion. However, it is our policy not to borrow more than 70% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by the manager. To the extent a series does not employ leverage to fund the initial purchase of an asset, the series may subsequently determine to obtain financing for the asset in accordance with this leverage policy. In such a case, unless the financing (or any other refinancing) proceeds are needed, in the manager’s discretion, to fund the operations of an asset or reserves, the manager may determine to distribute all or a portion of such proceeds to investors.

Acquisition Mechanics

Typically, each series will acquire its series property prior to the commencement or closing of that series’ offering. Each series property will be fully described in the offering circular as it may be amended to include new series offerings. In each such offering circular, information relating to the series property being offered, such as the description and specifications of the series property, the purchase price of the series property and the relevant terms of purchase, will be disclosed.

It is not anticipated that a series will own any assets other than its series property, plus cash reserves for maintenance, insurance and other expenses pertaining to the series property and amounts earned by the series from the monetization of the series property, if any.  Each series may hold the specific property that it acquires in a wholly-owned subsidiary which would be a limited liability company organized under the laws of the state in which the series property is located.

A series may acquire its property either from an unaffiliated third party or from an affiliate. For a detailed description of our acquisition methods, please refer to our latest offering circular filed with the Securities and Exchange Commission on January 30, 2025, which may be accessed here.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our assets. The manager and its executive officers will review and monitor credit risk and other risks of loss associated with each investment. The manager will monitor the overall credit risk and levels of provision for loss.

Interest Rate Risk Management. We will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to “match-fund,” which means the manager will seek to structure the key terms of our borrowings to generally correspond with the expected holding period of our assets.

Equity Capital Policies. Under the operating agreement, we have the authority to issue an unlimited number of additional interests or other securities. After your purchase in any series offering, the manager may elect to: (i) sell additional securities in future private offerings, or (ii) issue additional securities in public offerings. To the extent we issue additional equity interests after your purchase in an offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your interests.

Additional Borrowings. We expect each series may seek, as applicable, to finance or refinance any outstanding indebtedness with an additional mortgage or other debt financing, including with either an affiliate or a third party. We expect that any third-party mortgage and/or other debt instruments that a series, or the Company on behalf of a series, enters into in connection with a financing or refinancing of a property will be secured by a security interest in the title of such property and any other assets of the series.

Disposition Policies

We intend to hold and manage the properties we acquire for a period of five to fifteen years. As each of our properties reaches what we believe to be its optimum value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, local regulatory changes, environmental and other factors that may reduce the desirability of short-term rentals in a particular market, and how operating history may impact the potential sales price. The manager may determine that it is in the best interests of interest holders to sell a property earlier than five years or to hold a property for more than fifteen years.

When we determine to sell a particular property, we will seek to achieve a selling price that maximizes the capital appreciation for investors based on then-current market conditions. We cannot assure you that this objective will be realized.

Following the sale of a property, the manager will distribute the proceeds of such sale, net of the property disposition fee as described below, to the interest holders of the applicable series (after payment of any accrued liabilities or debt on the property or of the series at that time).

Property Disposition Fee

Upon the disposition and sale of a series property, each series will be charged a market rate property disposition fee that will cover property sale expenses such as brokerage commissions, title, escrow and closing costs. It is expected that this disposition fee charged to a series will range from six to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the series, the manager will receive the difference as income.

Description of the Property Management Agreement

The Company will appoint an affiliate of the manager or a third-party property management company to serve as property manager to manage the underlying property of each series pursuant to a series specific property management agreement.

The services provided by the property manager will include:

●	facilitating rentals via listing on third-party sites, such as Airbnb and Vrbo;

●	creating policies for the collection of rental income;

●	managing inventory, cleaning and maintenance for rental property furnishings and supplies;

●	investigating, selecting, and, on behalf of the applicable series, engaging and conducting business with such persons as the property manager deems necessary to ensure the proper performance of its obligations under the property management agreement, including, but not limited to, consultants, insurers, insurance agents, maintenance providers, bookkeepers and accountants and any and all persons acting in any other capacity deemed by the property manager necessary or desirable for the performance of any of the services under the property management agreement; and

●	developing standards for the care of the underlying properties.

The property manager will have sole authority and complete discretion over the care, custody, maintenance and management of the series property for each series and may take any action that it deems necessary or desirable in connection with each series property, subject to the limits set for in the applicable property management agreement. The property manager may delegate all or any of its duties under the applicable property management agreement to a third-party property manager. The property manager will not have the authority to sell, transfer, encumber or convey any series property.

Each property management agreement will terminate on the earlier of: (i) the manager’s discretion to terminate a property management agreement at pre-determined renewal periods or by paying a termination fee, (ii) after the date on which the relevant series property has been liquidated and the obligations connected to the series property (including contingent obligations) have been terminated, (iii) the removal of the manager as managing member of our Company and thus of all series (if the property manager is the manager), (iv) upon notice by one party to the other party of a party’s material breach of a property management agreement or (v) such other date as agreed between the parties to the property management agreement.

Each series may indemnify the property manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which it becomes subject by virtue of serving as property manager under the respective property management agreements with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. Such obligation will be set forth in the relevant property management agreement.

Property Management Fee

The Company will appoint an affiliate of the manager or a third-party property management company to serve as property manager to manage the property of each series pursuant to a property management agreement. The fee arrangements for each property management company are set forth below:

Old Town Rentals LLC

Initially, as compensation for the services provided by the property manager, each series will be charged a property management fee equal to fifteen percent (15%) of all rents and fees as remitted to the series on a monthly basis. Following stabilization, as compensation for the services provided by the property manager, each series will be charged a property management fee equal to fifteen percent (15%) of all rents and fees as remitted to the series on a monthly basis and paid to the property manager pursuant to the property management agreement. Such property management fee will increase to twenty percent (20%) of all rents and fees immediately following the time at which the net operating income of the series in a calendar year exceeds nine percent (9%) of the sum of the purchase price of the series property, the related furniture, fixtures and equipment and any setup costs for such series, each as disclosed below under “Use of Proceeds to the Issuer” for such series.

Boutiq, Inc.

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to nineteen and one-half percent (19.5%) of all rents and fees as remitted to the series on a monthly basis. Such property management fee will be reduced to eighteen percent (18%) beginning immediately following the first accounting period that Boutiq manages properties for any entity managed by our Manager or its affiliates with a combined purchase price equal to or greater than $10 million.

Arrived Property Manager, LLC

As compensation for the services provided by the affiliated property manager, each series will be charged a property management fee equal to twenty percent (20%) of all rents and fees as remitted to the series on a monthly basis and paid to the property manager pursuant to the property management agreement.

The property manager for each series is specified in the latest Offering Circular under “The Series Properties Being Offered.”

Liquidity Platform

Overview of PPEX ATS Platform

The Company and its affiliates intend to enter into an arrangement with NCPS and its affiliates to facilitate secondary transactions in interests issued by the Company on the PPEX ATS. The PPEX ATS is owned and operated by NCPS. The arrangement with NCPS will be established to provide a venue for secondary trading of series interests and is designed to provide investors with an efficient means to buy and sell series interests in secondary transactions. The manager will enter into a brokerage agreement and a license agreement with the Executing Broker pursuant to which, subject to restrictions under state and federal securities laws and the transfer restrictions listed in the operating agreement, the Executing Broker is engaged to execute all resale transactions in interests based on the matching of orders on the PPEX ATS. The Executing Broker is a registered broker-dealer member of the PPEX ATS. NCPS is a broker-dealer registered with the Commission and a member of FINRA and SIPC. Neither the Company nor the manager matches any orders or executes or settles any transfer of interests with respect to secondary trading on the PPEX ATS. The manager may elect not to transmit to the Executing Broker or the PPEX ATS any order information submitted by users who have not previously purchased securities issued by the Company or its affiliates pursuant to Regulation A.

Secondary trades of series interests matched on the PPEX ATS are intended to comply with Blue Sky laws either through a manual exemption in states where available, through a direct filing with the state securities regulators where required, or as isolated non-issuer transactions.

Process for Secondary Transactions

During specific trading windows, which we expect to occur quarterly and announce at least a week in advance of such trading window, isolated non-issuer transactions in interests of one or more series may be effected during trading hours established by NCPS as operator of the PPEX ATS (“Market Hours”) in accordance with the following process. Investors can submit bid and ask quotes through the user interface provided by the Arrived platform during a trading window. The Arrived platform immediately and automatically routes the quotes (i) to the Executing Broker, and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS, to the PPEX ATS, which is owned and operated by NCPS, a registered broker-dealer. The PPEX ATS then matches orders in accordance with the rules established by the PPEX ATS, but no matching of buyers and sellers will occur other than during Market Hours in a trading window. Bid and ask quotes submitted during a trading window and Market Hours may be immediately matched by the PPEX ATS, while bid and ask quotes submitted during a trading window, but outside of Market Hours are eligible to match only upon the next commencement of Market Hours. To the extent that any bid or ask quote that does not result in a match still exists at the end of a trading window, such quote will be cancelled at the end of the relevant trading window.

Once matched by the PPEX ATS, orders are executed by the Executing Broker. When a trade is executed, the Executing Broker transmits the applicable information (including the number of interests and price at which they are being sold or purchased) to the Arrived platform, where it is displayed to the relevant investor. During Market Hours in a particular trading window, the Arrived platform periodically sends instructions regarding the transfer of funds for executed trades via the Executing Broker to Modern Treasury, Inc., the third-party holder of investor funds (“Modern Treasury”), which then effectuates the funds transfer between the buyer and seller. After Market Hours end, the Executing Broker provides instructions regarding any transfers of interests between investor accounts to the transfer agent, which transfers the interests accordingly. The clearing process, which includes the transfer of funds and interests, will be completed within one to two days following the conclusion of the relevant trading window. Neither the Arrived platform nor the Executing Broker clears or settles trades.

User Interface and Role of the Platform

The Arrived platform serves merely as the user interface for the purpose of enabling secondary market trading in interests. On the Arrived platform, investors input the details of any orders to buy or sell interests in secondary transactions (including the number of interests subject to the offer to buy or sell, as the case may be, and the price, if any, at which such offer is being made), and the orders then are routed (i) to the Executing Broker, and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS, to the PPEX ATS. The manager may elect not to transmit to the Executing Broker or the PPEX ATS any order information submitted by users who have not previously purchased securities issued by the Company or its affiliates pursuant to Regulation A. For clarity, because the Executing Broker is (i) a registered broker-dealer and a member of the PPEX ATS and (ii) licensed to use the Arrived platform to access and transmit order information entered onto the Arrived platform by Investors, such order information is automatically routed from the Arrived platform to both the Executing Broker and the PPEX ATS simultaneously. After the Executing Broker has executed a trade, information about the matched orders and executed trade is then communicated by the Executing Broker to the buyer and seller using the Arrived platform’s user interface. The PPEX ATS accepts orders transmitted from the Arrived platform only because the Executing Broker (which is a member of the PPEX ATS) is licensed to use the Arrived platform’s technology to transmit order information.

For the avoidance of doubt, the decision whether to engage in secondary market trading is left solely to the individual investors. Neither the Company nor any of its affiliates acts as a broker or dealer, and none of them provide investors any direction or recommendation as to the purchase or sale of any interests in secondary market transactions. In addition, neither the Executing Broker nor NCPS makes any direction or recommendation as to the purchase or sale of any interests.

The Arrived platform acts as a user interface to receive information from, and deliver and display information to, investors and the registered broker-dealers. None of the Company, the manager, or Arrived Holdings, Inc. will receive any compensation for its role in the trading procedure unless and until it, or one of its affiliates, registers as a broker-dealer. The manager or one of its affiliates in the future may register as a broker-dealer under state and federal securities laws, at which time it may charge fees in respect of trading of interests.

Agreements Relating to Secondary Trading on the PPEX ATS

The Company intends to enter into an agreement (the “PPEX ATS Company Agreement”) with NCPS, pursuant to which NCPS will review the Company’s and series’ governing documents, offering materials and regulatory filings so that the PPEX ATS may serve as an available venue for the potential resale transactions in interests to be conducted in accordance with the process described above. The PPEX ATS provides a matching platform for the Executing Broker as a broker-dealer member of the PPEX ATS to submit bid and ask quotes to purchase or sell interests on behalf of, and as directed by, investors.

 The manager intends to enter into a Software and Services License Agreement with NCIT, the parent company of NCPS. Under this agreement, the Arrived platform’s technology is connected via an application programming interface to the PPEX ATS to facilitate the routing of information from the Arrived platform as a user interface to the PPEX ATS as described above.

The Company also intends to enter into an agreement with the Executing Broker (the “Secondary Brokerage Agreement”), separate and apart from the Broker Dealer Agreement. Pursuant to the Secondary Brokerage Agreement, the Executing Broker will perform certain services in support of the secondary trading of interests on the PPEX ATS and will ultimately be responsible for the execution of secondary trades of interests. As compensation, the Executing Broker will receive up to 5% of the gross proceeds received related to each transaction (2.5% from the buyer and 2.5% from the seller involved in such transaction). The manager may, from time to time and at its sole discretion, opt to pay the compensation earned by the Executing Broker in connection with its services related to the PPEX ATS.

Asset Management Fee

The manager will receive from a series an annual asset management fee equal to five percent (5%) of the gross revenues, less maintenance and restocking expenses, applicable to that series, paid out of the series’ net operating rental income.

Operating Expenses

Each series of our Company will be responsible for the costs and expenses attributable to the activities of our Company related to such series including, but not limited to:

●	any and all fees, costs and expenses incurred in connection with the management of a series property and preparing any reports and accounts of each series, including, but not limited to, audits of a series’ annual financial statements, tax filings and the circulation of reports to investors;

●	any and all insurance premiums or expenses;

●	any withholding or transfer taxes imposed on our Company or a series or any of the members;

●	any governmental fees imposed on the capital of our Company or a series;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against our Company, a series or a property manager in connection with the affairs of our Company or a series, or relating to legal advice directly relating to our Company’s or a series’ legal affairs;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the manager in connection with a series;

●	any indemnification payments;

●	any costs, fees, or payments related to interest or financing expenses for a given series;

●	any potential HOA or association fees related to a given series;

●	any ongoing regulatory or permitting fees related to operating a short-term rental business;

●	the costs of any third parties engaged by the manager in connection with the operations of our Company or a series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by the manager in its reasonable discretion.

The manager will bear its own expenses of an ordinary nature.

If the Operating Expenses exceed the amount of revenues generated from a series property and cannot be covered by any Operating Expense reserves on the balance sheet of such series property, the manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, on which the manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such series property (which we refer to as Operating Expenses Reimbursement Obligation(s)), and/or (c) cause additional interests to be issued in such series in order to cover such additional amounts.

Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from series properties and any indemnification payments made by the manager will be allocated among the various series interests in accordance with the manager’s allocation policy set forth below. The allocation policy requires the manager to allocate items that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable series.  If, however, an item is not allocable to a specific series but to our Company in general, it will be allocated pro rata based on the value of the series properties or the number of properties, as reasonably determined by the manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific series property)
Revenue	Each of the series will receive revenue in the form of payments from guests staying in the series property.	Allocable directly to the applicable series property

Acquisition Expenses	Appraisal and valuation fees (whether incurred pre- or post-closing)	Allocable directly to the applicable series property
	Pre-purchase inspection	Allocable directly to the applicable series property
	Closing costs	Allocable directly to the applicable series property
	Interest expense, if any, when an underlying series property is purchased by a series through a loan prior to the closing of a series offering	Allocable directly to the applicable series property

Offering Expenses	Legal expenses related to the preparation of regulatory paperwork (offering materials) for a series	Not allocable; to be borne by the manager
	Audit and accounting work related to the regulatory paperwork or a series	Allocable directly to the applicable series property
	Compliance work including diligence related to the preparation of a series	Not allocable; to be borne by the manager
	Insurance of a series property as at time of acquisition	Allocable directly to the applicable series property
	Broker fees other than cash commissions (e.g., expense reimbursement)	Not allocable; to be borne by the manager
	Brokerage fee payable per filing of a Form 1-A Post-Qualification Amendment ($1,000 per 1-A POS)	Allocable directly to the applicable series
	Preparation of marketing materials	Not allocable; to be borne by the manager

Operating Expense	Property management fees	Allocable directly to the applicable series property
	Asset management fees	Allocable directly to the applicable series property
	Audit and accounting work related to the regulatory paperwork of a series	Allocable pro rata to the number of series properties
	Security (e.g., surveillance and patrols)	Allocable pro rata to the value of each series property
	Insurance	Allocable directly to the applicable series property
	Maintenance	Allocable directly to the applicable series property
	Property marketing concessions, including special offers and terms	Allocable directly to the applicable series property
	Property disposition fee	Allocable directly to the applicable series property
	Interest expense, if any, when a series property holds any type of term loan or line of credit	Allocable directly to the applicable series property
	Audit, accounting and bookkeeping related to the reporting requirements of a series	Allocable pro rata to the number of series properties

Indemnification Payments	Indemnification payments under the operating agreement	Allocable pro rata to the value of each series property

Notwithstanding the foregoing, the manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the investors.

The Arrived Platform

Arrived Holdings, Inc., the sole member of Arrived Fund Manager, LLC, our manager, owns and operates a web-based and mobile accessible investment platform, the Arrived platform. Through the use of the Arrived platform, investors can browse and screen the investments offered by each of our series and electronically sign legal documents to purchase series interests.

Competition

There are a number of established and emerging competitors in the real estate investment platform market. The market is fragmented, rapidly evolving, competitive, and with relatively low barriers to entry. We consider our competitive differentiators in our market to be:

●	our focus on the residential short-term rental market;

●	the ability for users to select which rental properties they would like to invest in;

●	consistent rental income with use of moderate amounts of leverage;

●	our unique investment strategy and approach to market selection; and

●	lower minimum investment amounts.

We face competition primarily from other real estate investment platform companies such as Here Collection, LLC and Fundrise LLC, as well as a range of emerging new entrants. In order to compete, we work tirelessly to innovate and improve our products, while at the same time preserving our unique culture and approach.

Conflicts of Interest

Conflicts of interest may exist or could arise in the future with the manager and its affiliates and our officers and/or directors who are also officers and/or directors of the manager. Conflicts may include, without limitation:

●	Each of our executive officers will also serve as an officer of the manager and its affiliated entities. As a result, these persons will have a conflict of interest with respect to our agreements and arrangements with the manager and/or affiliates of the manager, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. The manager is not required to make available any particular individual personnel to us.

●	Our executive officers will not be required to devote a specific amount of time to our affairs. As a result, we cannot provide any assurances regarding the amount of time the manager will dedicate to the management of our business. Accordingly, we may compete with the manager and any of its current and future programs, funds, vehicles, managed accounts, ventures or other entities owned and/or managed by the manager or one of its affiliates, which we refer to collectively as the manager-sponsored vehicles, for the time and attention of these officers in connection with our business. We may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

●	Some or all of the series will acquire their properties from the manager or from an affiliate of the manager. Prior to a sale to a series, the manager will acquire a property, repair and improve the property, and cause the property manager to list the property on a third-party short-term rental platform, such as Airbnb or Vrbo. The manager will then resell the property to a series at a value determined by the manager or affiliate of the manager, which may reflect a premium over the manager’s investment in the property. Accordingly, because the manager will be an interested party with respect to a sale of a property that it owns to a series, the manager’s interests in such a sale may not be aligned with the interests of the series or its investors. There can be no assurance that a property purchase price that a series will pay to the manager will be comparable to that which a series might pay to an unaffiliated third party property seller.

●	The manager may in the future form or sponsor additional manager-sponsored vehicles, which could have overlapping investment objectives. To the extent we have sufficient capital to acquire a property that the manager has determined to be suitable for us, that property will be allocated to us.

●	The manager may conduct promotions allowing investors in a series to rent such series property for a reduced rate in an effort to market our Company. As a result, rental income earned by the property would decrease and the property could experience decreased performance.

●	The manager does not assume any responsibility beyond the duties specified in the operating agreement and will not be responsible for any action of our board of directors in following or declining to follow the manager’s advice or recommendations. The manager’s liability is limited under the operating agreement and we have agreed to reimburse, indemnify and hold harmless the manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from acts or omissions of, such indemnified parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the manager’s duties under the operating agreement which has a material adverse effect on us. As a result, we could experience poor performance or losses for which the manager would not be liable.

Employees

Our Company does not have any employees. All of the officers and directors of our Company are employees of the manager.

Legal Proceedings

None of our Company, any series, the manager, or any director or executive officer of our Company or the manager is presently subject to any material legal proceedings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview

Arrived STR, LLC, a Delaware series limited liability company, was formed in July 2022 to permit public investment in individual residential properties. We believe people should have access to the wealth creation that real estate investment can provide. We believe in passive income, conservative debt, diversification, and aligned incentives.

Arrived is a marketplace for investing indirectly in real estate. We buy residential properties, divide them into multiple interests, and offer them as investments on a per interest basis through our web-based platform. Investors can manage their risk by spreading their investments across a portfolio of homes and they can invest in real estate without needing to apply for mortgages or take on personal debt.

Arrived does all of the work of sourcing, analyzing, maintaining, and managing all of the residential properties that we acquire. We analyze every property investment across several financial, market, and demographic characteristics to support our acquisition decision-making. Every investment we make is an investment in the communities in which Arrived operates, alongside other like-minded individuals. As our community network grows, so does our access to investment and housing opportunities.

Arrived arranges for a property manager to operate the properties as short-term rentals for guests who can also invest through the same process as any other member of the Arrived Platform, becoming part owners of the homes they’re staying in at that time. By investing together, we align incentives towards creating value for everyone.

Since its formation in July 2022, our Company has been engaged primarily in acquiring properties for its series offerings, developing the financial, offering and other materials to facilitate fundraising, and taking the steps necessary to effectuate the series offerings and management of the associated series properties. As of December 31, 2025 and 2024, our Company has acquired 29 properties.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our series interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Distributions

The manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to interest holders except as otherwise limited by law or the operating agreement. Our Company expects the manager to make distributions of any free cash flow on a monthly or other periodic basis as determined by the manager. However, the manager may change the timing of distributions in its sole discretion. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions. We will utilize a “mobile wallet” feature for payment of distributions (the “Arrived Homes Wallet”). The Arrived Homes Wallet will be used to allow investors to pay for subscriptions, receive distributions and reinvest distributions.

Valuation Policies

Following the six-month introductory period, at the end of each quarterly period, our manager’s internal accountants and asset management team will calculate a net asset value (“NAV”) per interest for each series using a process that reflects, among other matters,

●	an estimated value of the series property, as determined by the manager’s asset management team, including related liabilities, based upon (a) information from publicly available sources related to (i) market rents, comparable sales information and interest rates and (ii) with respect to debt, default rates and discount rates, and (b) in certain instances, reports regarding the underlying real estate provided by an independent valuation expert or automated valuation models;

●	the price of liquid assets for which third party market quotes are available;

●	accruals of our periodic distributions on interests in the series; and

●	estimated accruals of the revenues, fees and expenses of the series where we will (a) amortize the brokerage fee, offering expenses and sourcing fee over five years and (b) include accrued fees and operating expenses, accrued distributions payable, accrued management fees and any inter-company loans extended to the series by our manager.

Such determinations may include subjective judgments by the manager regarding the applicability of certain inputs to market rents and comparable sales information. While we do look at capitalization rates to help us to determine whether or not to acquire a property (see “Description of Business - Our Investment Criteria” in our latest Offering Circular), we do not utilize a capitalization rate approach in determining NAV, because given the nature of the series properties as primary residences, we do not believe that the value of a series’ primary asset can be determined based solely on the series’ rental revenues as the resale value of such asset will be decided independently of the success of such rental revenues.

Note, however, that the determination of the NAV for the interests of each series is not based on, nor intended to comply with, fair value standards under U.S. Generally Accepted Accounting Principles (“GAAP”), and such NAV may not be indicative of the price that we would receive for our assets at current market conditions. In instances where we determine that an appraisal of the series property is necessary, including, but not limited to, instances where the manager is unsure of its ability on its own to accurately determine the estimated value of such series property, or instances where third party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising residential real estate assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, nor for preparing, our NAV per interest. See “Description of the Securities Being Offered⸺Valuation Policies” in our latest Offering Circular for more details about the NAV and how it will be calculated, including the subsection “NAV Estimates Determination and Valuation Methodology” for additional information regarding our manager’s NAV valuation methodology.

 Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, Summary of Significant Accounting Policies, included in the financial statements, for a more thorough discussion of our accounting policies and procedures.

Operating Results

Revenues

Revenues are generated at the series level and are derived from leases on the series property. All revenues generated by each series for the years ended December 31, 2025 and 2024 are listed in the table below. Consolidated rental income was approximately $1.7 million for the year ended December 31, 2025 compared to the rental income of approximately $2.0 million for the year ended December 31, 2024. The decrease in rental revenue is primarily due to the transition to a new property manager for certain series properties during 2025, which resulted in increased vacancy periods. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

Rental Income
Series Name	December 31, 2025	December 31, 2024
Ace	$90,527	$114,389
Billingswood	26,172	29,112
Cactus	93,657	120,581
Cardinal	126,824	156,244
Coolbaugh	24,995	50,468
Hammock	48,408	50,347
Havasu	41,105	42,315
Hickorybear	40,103	47,836
Kinlani	81,214	97,317
Koi	127,865	124,500
Lakeridge	42,446	50,898
Lodge	84,301	98,553
Longbranch	55,902	71,680
Loop	43,777	44,977
Mirage	30,112	38,237
Myrtle	45,607	62,931
Oasis	47,707	53,020
Opry	64,869	49,523
Orchard	44,666	31,974
Palm	20,645	74,389
Pasquin	32,786	48,229
Pickler	137,754	145,586
Pointbreak	52,480	64,245
Regal	66,335	47,712
Serenity	71,490	88,857
Smokey	39,315	52,622
Solstice	35,364	43,862
Sugarcreek	27,828	26,810
SuiteSpot	104,222	121,559

	$1,748,477	$2,048,774

Operating Expenses

The operating expenses incurred prior to the closing of an offering related to any of the series are being paid by our manager and are reimbursed by such series out of the gross offering proceeds upon closing of the relevant series offering. Consolidated operating expenses remained relatively consistent year over year, totaling $2,872,916 for the year ended December 31, 2024 compared to $2,831,865 for the year ended December 31, 2025. Such operating expenses include real estate taxes, property insurance, HOA fees, legal fees, other professional fees, depreciation, and repair and maintenance costs.

Upon closing, each individual series becomes responsible for funding its own operating expenses. The following table summarizes the total operating expenses by series as of December 31, 2025 and 2024. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

	Operating Expenses
	December 31, 2025			December 31, 2024
Series Name	Operating Expenses	Depreciation	Total Expenses	Operating Expenses	Depreciation	Total Expenses
Ace	$60,910	$40,873	$101,783	$58,695	$40,516	$99,212
Billingswood	82,159	67,446	149,605	97,145	59,543	156,688
Cactus	60,254	41,521	101,775	57,570	41,521	99,091
Cardinal	69,399	49,363	118,762	80,687	43,696	124,384
Coolbaugh	59,019	37,073	96,092	50,492	37,073	87,565
Hammock	66,809	25,022	91,831	87,015	25,022	112,037
Havasu	52,690	45,619	98,308	29,402	43,137	72,539
Hickorybear	47,861	34,782	82,643	54,327	34,888	89,215
Kinlani	36,136	34,303	70,439	41,762	34,303	76,065
Koi	67,000	62,666	129,666	66,934	62,071	129,005
Lakeridge	50,313	28,030	78,344	52,423	27,646	80,069
Lodge	75,305	54,212	129,517	86,550	58,862	145,412
Longbranch	49,052	42,380	91,431	55,251	42,474	97,726
Loop	48,934	38,226	87,159	47,691	38,226	85,917
Mirage	81,383	21,266	102,650	42,533	20,308	62,840
Myrtle	44,090	27,953	72,043	54,665	27,452	82,117
Oasis	49,767	43,683	93,450	66,503	41,249	107,752
Opry	46,340	33,059	79,399	50,564	31,670	82,235
Orchard	46,826	33,380	80,206	41,358	33,380	74,738
Palm	90,695	46,038	136,734	103,634	34,051	137,686
Pasquin	56,147	36,150	92,297	60,869	35,887	96,756
Pickler	63,999	59,056	123,055	67,288	59,056	126,344
Pointbreak	64,318	25,167	89,486	61,175	24,541	85,716
Regal	57,419	37,877	95,296	73,928	37,210	111,138
Serenity	42,082	52,986	95,068	49,986	52,986	102,972
Smokey	49,202	34,997	84,198	55,286	34,997	90,283
Solstice	35,418	38,176	73,594	38,741	38,067	76,809
Sugarcreek	42,069	23,216	65,285	39,414	23,216	62,630
SuiteSpot	76,848	44,903	121,750	73,908	44,068	117,976
	$1,672,443	$1,159,422	$2,831,865	$1,745,799	$1,127,117	$2,872,916

Other Expenses (Income)

During the years ended December 31, 2025 and 2024, each certain series incurred interest expenses. Interest expense remained relatively consistent year over year, totaling $340,810 for the year ended December 31, 2024 compared to $323,944 for the year ended December 31, 2025. This slight decrease primarily reflects lower average outstanding bridge financing balances. The following table summarizes the total of such expenses incurred by each series during the years ended December 31, 2025 and 2024. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

OTHER EXPENSES
Series Name	December 31, 2025	December 31, 2024
Ace	$29,535	$29,535
Billingswood	-	-
Cactus	31,376	33,807
Cardinal	20,935	20,935
Coolbaugh	-	-
Hammock	16,195	16,098
Havasu	30,475	32,818
Hickorybear	-	-
Kinlani	-	-
Koi	-	-
Lakeridge	18,221	19,622
Lodge	-	-
Longbranch	-	-
Loop	-	-
Mirage	-	-
Myrtle	-	-
Oasis	32,647	33,085
Opry	32,917	35,468
Orchard	-	-
Palm	20,157	21,706
Pasquin	-	-
Pickler	-	-
Pointbreak	10,580	10,580
Regal	35,578	38,345
Serenity	31,782	34,225
Smokey	-	-
Solstice	-	-
Sugarcreek	13,546	14,587
SuiteSpot	-	-
	$323,944	$340,810

Liquidity and Capital Resources

From inception, our manager has financed the business activities of each series. Upon the first closing of a particular series offering, the manager is reimbursed out of the proceeds of the relevant offering. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through capital contributions, which may be reimbursed upon closing of the relevant offering.

As discussed in Note 3 to the consolidated financial statements, the Company’s ability to continue as a going concern is dependent upon the ability to generate cash flow from rental activities and/or obtain financing from the manager. Management believes that the continued support of the manager, the planned launch of additional series offerings, and the cash generated from rental operations will provide sufficient liquidity to meet the Company’s obligations. However, there can be no assurance that these plans will be successful.

Cash and Cash Equivalent Balances

Cash is held at the series level. Cash and cash equivalents decreased from approximately $504,161 as of December 31, 2024 to approximately $312,498 as of December 31, 2025. The decrease was primarily driven by distributions to investors of $438,785, partially offset by net proceeds from the issuance of operational notes of $752,022. The following table summarizes the cash and cash equivalents held by each series as of December 31, 2025 and 2024. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

Cash & Cash Equivalents
Series Name	December 31, 2025	December 31, 2024
Ace	$861	$11,204
Billingswood	-	23,769
Cactus	1,747	13,750
Cardinal	9,012	9,676
Coolbaugh	2,824	4,409
Hammock	1,921	4,476
Havasu	1,386	12,195
Hickorybear	3,781	3,807
Kinlani	29,334	41,377
Koi	11,693	13,340
Lakeridge	4,399	5,776
Lodge	20,032	5,577
Longbranch	10,214	10,512
Loop	8,783	7,428
Mirage	41	8,807
Myrtle	8,402	25,169
Oasis	5,214	7,494
Opry	6,292	12,023
Orchard	4,532	3,535
Palm	1,350	-
Pasquin	1,179	1,940
Pickler	75,886	97,847
Pointbreak	145	5,064
Regal	5,875	20,282
Serenity	39,029	71,400
Smokey	7,005	13,163
Solstice	40,833	66,103
Sugarcreek	2,607	815
SuiteSpot	8,120	3,225
	$312,498	$504,161

Plan of Operations

We intend to hold and manage the series properties for five to fifteen years during which time we will operate the series properties as short-term rental income properties. During this period, we intend to distribute any free cash flow to investors.

As each of our properties reaches what we believe to be its optimum value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, local regulatory changes, environmental and other factors that may reduce the desirability of short-term rentals in a particular market, and how operating history may impact the potential sales price. The manager may determine that it is in the best interests of members to sell a property earlier than five years or to hold a property for more than fifteen years.

We plan to launch a number of additional series and related offerings in the next twelve months.  As of the current date, we do not know how many series we will be offering, however, in any case, the aggregate dollar amount of all of the series interests that we will sell within the 12-month period following qualification of our Form 1-A by the Commission will not exceed the maximum amount allowed under Regulation A. It is anticipated that the proceeds from any offerings closed during the next twelve months will be used to acquire additional properties.

Our Policies for Approving Short Term Rentals

We intend to partner with various Short Term Rental Property Managers to align our vacation rental properties with vacationing tenants via their own platform, AirbnB, Vrbo, and or similar. The applicants will provide payment for the short term rental upfront via the platforms listed, plus any additional deposits required, and the Property Manager will pay the net proceeds of total rental revenue less operating expenses.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the series properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Recent increases in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Continued increases in remote work arrangements may lead to greater rental activity in our target markets.

Recent Developments

Revenues

Revenues are generated at the series level and are derived from short term rentals on the series property. All revenues generated by any series during the period January 1, 2026 through February 28, 2026 are listed below. For the avoidance of doubt, the below amounts are unaudited.

Rental Income
Series Name	February 28, 2026
Ace	$23,158
Billingswood	-
Cactus	21,860
Cardinal	35,770
Coolbaugh	12,060
Hammock	12,046
Havasu	6,828
Hickorybear	3,124
Kinlani	13,090
Koi	28,864
Lakeridge	7,303
Lodge	8,811
Longbranch	7,589
Loop	3,837
Mirage	4,516
Myrtle	3,832
Oasis	1,803
Opry	2,082
Orchard	5,507
Palm	18,660
Pasquin	9,658
Pickler	29,924
Pointbreak	3,762
Regal	6,525
Serenity	12,917
Smokey	3,866
Solstice	-
Sugarcreek	4,561
SuiteSpot	19,638

$311,590

Operating Expenses

The operating expenses incurred prior to the closing of an offering related to any of the series are being paid by our manager and are reimbursed by such series out of the gross offering proceeds upon closing of the relevant series offering. Such operating expenses include real estate taxes, property insurance, Home Ownership Association (HOA) fees, repair and maintenance costs, and other FF&E expenses. Upon closing, each series becomes responsible to fund its own operating expenses.

The following table summarizes the total operating expenses incurred by each series during the period January 1, 2026 through February 28, 2026. For the avoidance of doubt, the below amounts are unaudited.

Operating Expenses
February 28, 2026
Series Name	Operating Expenses	Depreciation	Total Expenses
Ace	$13,365	$6,931	$20,296
Billingswood	17,634	12,885	30,518
Cactus	12,207	6,920	19,127
Cardinal	19,437	8,227	27,664
Coolbaugh	15,510	6,179	21,689
Hammock	13,751	4,170	17,921
Havasu	11,686	7,793	19,479
Hickorybear	11,596	5,797	17,393
Kinlani	7,998	5,717	13,715
Koi	15,691	10,444	26,135
Lakeridge	9,390	4,672	14,062
Lodge	17,971	9,035	27,006
Longbranch	15,280	7,063	22,343
Loop	8,141	6,371	14,512
Mirage	13,219	3,768	16,987
Myrtle	7,581	4,659	12,240
Oasis	5,924	7,280	13,205
Opry	4,913	5,510	10,423
Orchard	9,835	5,563	15,398
Palm	20,457	9,686	30,143
Pasquin	14,518	6,244	20,762
Pickler	13,553	9,843	23,396
Pointbreak	4,621	4,412	9,033
Regal	7,224	6,313	13,537
Serenity	9,560	8,831	18,391
Smokey	4,187	5,833	10,020
Solstice	6,715	6,363	13,078
Sugarcreek	8,285	3,869	12,154
SuiteSpot	15,747	7,484	23,231

	$335,996	$197,863	$533,859

Other Expenses

The following table summarizes the total of such expenses incurred by each series during the period between January 1, 2026 and February 28, 2026. For the avoidance of doubt, the below amounts are unaudited.

Other Expenses
Series Name	February 28, 2026
Ace	$5,562
Billingswood	2,434
Cactus	5,421
Cardinal	3,826
Coolbaugh	555
Hammock	3,379
Havasu	5,662
Hickorybear	622
Kinlani	-
Koi	-
Lakeridge	3,562
Lodge	584
Longbranch	116
Loop	533
Mirage	1,678
Myrtle	-
Oasis	6,702
Opry	5,669
Orchard	291
Palm	5,168
Pasquin	788
Pickler	-
Pointbreak	2,765
Regal	6,069
Serenity	5,297
Smokey	161
Solstice	-
Sugarcreek	3,190
SuiteSpot	-

$70,035

Cash and Cash Equivalent Balances

Cash is held at the series level. The following table summarizes the cash and cash equivalents held by series as of February 28, 2026. For the avoidance of doubt, the below amounts are unaudited.

Cash & Cash Equivalents
Series Name	February 28, 2026
Ace	$13,807
Billingswood	79
Cactus	9,288
Cardinal	20,274
Coolbaugh	4,899
Hammock	2,862
Havasu	1,441
Hickorybear	5,960
Kinlani	38,076
Koi	21,992
Lakeridge	4,452
Lodge	18,923
Longbranch	18,160
Loop	9,063
Mirage	3,156
Myrtle	9,381
Oasis	1,323
Opry	3,761
Orchard	4,989
Palm	5,261
Pasquin	4,148
Pickler	81,660
Pointbreak	11,262
Regal	4,673
Serenity	47,569
Smokey	10,039
Solstice	38,419
Sugarcreek	4,112
SuiteSpot	5,413

$404,440

Item 3. Directors AND Officers

General

The manager of our Company is Arrived Fund Manager, LLC, a Delaware limited liability company. The manager has established a Board of Directors for our Company, consisting of two members, Ryan Frazier and Kenneth Cason.

The nature of our business to be conducted or promoted by us must at all times be to engage in any lawful act or activity for which LLCs may be organized under the Delaware Limited Liability Company Act.

All of our directors and executive officers are employees of the manager. The executive offices of the manager are located at 1700 Westlake Ave N, Suite 200, Seattle, WA 98109, and the telephone number of the manager’s executive offices is (814) 277-4833.

Executive Officers and Directors

The following table sets forth certain information with respect to each of the directors and executive officers of the manager:

Individual	Age	Position Held with our Company (1)(2)	Position Held with the Manager
Ryan Frazier	37	Chief Executive Officer and Director	Chief Executive Officer, President and Director
Sue Korn	56	Chief Financial Officer	Chief Financial Officer
Kenneth Cason	39	Chief Technology Officer and Director	Chief Technology Officer and Director
Alejandro Chouza	45	Chief Operating Officer	Chief Operating Officer

(1)	The terms in office of Mr. Frazier, Mr. Cason, and Mr. Chouza began upon the organization of our Company on July 11, 2022. Ms. Korn’s term in office began upon her appointment as CFO on January 11, 2024. The current executive officers and directors will serve in these capacities indefinitely, or until their successors are duly appointed or elected, as applicable.

(2)	The executive officers of the manager are currently devoting a significant amount of their working time to the operations of our Company to satisfy their respective responsibilities to the management of our Company. Our officers will be working on a part-time basis for our business and are expected to devote at least forty (40) hours per month to the operations and management of our Company.

Biographical Information

Set forth below is biographical information of our executive officers and directors.

Ryan Frazier, our Chief Executive Officer and a director, has served as the Chief Executive Officer, President, and a director of Arrived Holdings, Inc. since its inception in February 2019 and as CEO and director of our Company since its inception. In 2011, Mr. Frazier co-founded and was the CEO of DataRank, Inc., a social media listening platform used by Fortune 500 companies, including Procter & Gamble, Coca Cola, and The Clorox Company, to garner insights from their consumers. Mr. Frazier led DataRank through a merger with Simply Measured, Inc. in 2015, and again through a merger with Sprout Social, Inc. in 2017, after which he acted in the role of General Manager, leading the integration of the Simply Measured, Inc. and Sprout Social businesses in Sprout Social’s Seattle office. Mr. Frazier is an alumnus of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in International Business.

Sue Korn, our Chief Financial Officer, has served as the Chief Financial Officer of Arrived Holdings since January 2024. Ms. Korn began her career in equity research for diversified financial services companies at Kidder, Peabody in 1992, later moving to investment banking in Salomon Smith Barney’s Financial Institutions Group in 1997. She joined Providian Financial in 1998 where she oversaw planning and analysis, data management and reporting for a $33 billion credit card business. In 2011 she transitioned to FinTech, bringing her financial expertise to companies such as Prosper Marketplace (FP&A and back office operations), LendingClub (marketplace operations and treasury), Oportun (FP&A and accounting) and was co-founder/CFO/Head of Operations for online lender Vouch Financial. Ms. Korn graduated from Colby College with a B.A. in Philosophy/Math in 1991 and earned her M.B.A from Kellogg Graduate School of Management at Northwestern University in 1997 with majors in Finance, Management and Strategy and Organizational Behavior. She has held the Chartered Financial Analyst® designation since 1998.

Kenneth Cason, our Chief Technology Officer and a director, has served as the Chief Technology Officer and director of Arrived Holdings, Inc. since its inception in February 2019. Beginning in 2011, Mr. Cason served as the Co-Founder and Chief Technology Officer of DataRank, Inc. Mr. Cason worked extensively to help design and build large scale data collection, processing, and search systems. He remained employed with DataRank through two mergers; first with Simply Measured, Inc., in 2015, and then again with Sprout Social in 2017. During both mergers he worked to lead and integrate each company’s tech stack. Mr. Cason is an alumnus of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in Computer Science and also received Associate degrees in Mathematics, Japanese and Chinese.

Alejandro Chouza, our Chief Operating Officer, has served as the Chief Operating Officer of Arrived Holdings, Inc. since its inception in February 2019. Mr. Chouza was previously the VP of Operations of Oyo Rooms beginning in May 2019. Prior to that, Mr. Chouza was the Regional General Manager of Uber Technologies, Inc., from September 2014 through May 2019, where he launched and managed operations in Mexico and the Northwest USA markets. Mr. Chouza graduated with a B.S. from Babson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

There are no arrangements or understandings known to us pursuant to which any director was or is to be selected as a director or nominee. There are no agreements or understandings for any executive officer or director to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

The Manager and the Operating Agreement

The manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The manager and its officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The manager will perform its duties and responsibilities pursuant to the operating agreement. The manager will maintain a contractual, as opposed to a fiduciary relationship, with us and our investors. Furthermore, we have agreed to limit the liability of the manager and to indemnify the manager against certain liabilities.

The operating agreement further provides that our manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our Company, any series of interests or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity.  In addition, the operating agreement provides that our manager will not have any duty (including any fiduciary duty) to our Company, any series or any of the interest holders.

Our manager has not sponsored any prior real estate investment programs. Accordingly, this offering circular does not contain any information concerning prior performance of our manager and its affiliates, which means that you will be unable to assess any results from their prior activities before deciding whether to purchase interests in our series.

Responsibilities of the Manager

The responsibilities of the manager include:

●	Investment Advisory, Origination and Acquisition Services such as approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	Offering Services such as the development of our series offerings, including the determination of their specific terms;

●	Management Services such as investigating, selecting, and, on our behalf, engaging and conducting business with such persons as the manager deems necessary to the proper performance of its obligations under the operating agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all persons acting in any other capacity deemed by the manager necessary or desirable for the performance of any of the services under the operating agreement;

●	Accounting and Other Administrative Services such as maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements, and managing and performing the various administrative functions necessary for our day-to-day operations;

●	Investor Services such as managing communications with our investors, including answering phone calls, preparing and sending written and electronic reports and other communications;

●	Financing Services such as monitoring and overseeing the service of our debt facilities and other financings, if any; and

●	Disposition Services such as evaluating and approving potential asset dispositions, sales or liquidity transactions.

Manager Affiliates

Our manager controls nine affiliated entities also conducting Tier 2 Regulation A offerings:

Arrived Homes, LLC – Arrived Homes, LLC was formed on July 13, 2020 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Arrived Homes, LLC.

Arrived Homes II, LLC – Arrived Homes II, LLC was formed on February 2, 2022 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Arrived Homes II, LLC.

Arrived STR 2, LLC– Arrived STR 2, LLC was formed on January 11, 2023 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Arrived STR 2, LLC.

Arrived Homes 3, LLC – Arrived Homes 3, LLC was formed on January 4, 2023 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Arrived Homes 3, LLC.

Arrived Homes 4, LLC – Arrived Homes 4, LLC was formed on July 28, 2023 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Arrived Homes 4, LLC.

Arrived Homes 5, LLC – Arrived Homes 5, LLC was formed on July 12, 2024 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Arrived Homes 5, LLC.

Arrived SFR Genesis Fund, LLC– Arrived SFR Genesis Fund, LLC was formed on May 1, 2023 as a Delaware limited liability company to originate, invest in and manage a diversified portfolio of single family residential real estate properties.

Arrived Debt Fund, LLC – Arrived Debt Fund, LLC was formed on December 21, 2023 as a Delaware limited liability company to invest in and manage a diversified portfolio of residential real estate investments.

Arrived Seattle Fund, LLC – Arrived Seattle Fund, LLC was formed on February 25, 2025 as a Delaware limited liability company to invest in and manage a diversified portfolio of real estate properties located in the Seattle/Tacoma, Washington area, and real estate credit investments.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our Company. Each of our executive officers, who are also executive officers of the manager, manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired properties and monitors the performance of these properties to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the manager, from the manager. We do not intend to pay any compensation to these individuals.

Compensation of the Manager

The manager will receive compensation and reimbursement for costs incurred relating to our series offerings (e.g., Offering Expenses and Acquisition Expenses). Neither the manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with this or other series offerings. See “Management—Management Compensation” in our offering circular and Note 6, Related Party Transactions in our financial statements for further details.

Item 4. Security Ownership of Management and Certain Securityholders

Our Company is managed by Arrived Fund Manager, LLC, the manager, who will also be the manager of all of our series. The manager currently does not own, and at the closing of each series offering is not expected to own, any of the interests in any series.

As of April 20, 2026, no executive officers and directors beneficially own more than 10% of any series of our Company. Additionally, as of April 20, 2026, no other security holders beneficially own more than 10% of any series of our Company.

The manager or an affiliate of the manager may purchase interests in any series of our Company on the same terms as offered to investors. No brokerage fee will be paid on any interests purchased by the manager or its affiliates. Additionally, the manager may acquire interests in any series of our Company in the event that a promissory note issued to the manager in connection with the acquisition of a series property, if outstanding, is not repaid on or prior to its maturity date, at which point, the outstanding balance of the promissory note will be converted into series interests under the same terms as in the applicable series offering. See “Management-Management Compensation” in our latest offering circular for more detail.

The address of Arrived Fund Manager, LLC is 1700 Westlake Ave N, Suite 200, Seattle, WA 98109.

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN Transactions

Since our formation in July 2022, we have entered into a number of transactions in which we were a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets as of the date of formation, and in which any related person had a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers” in our offering circular). See “The Series Properties Being Offered” in our latest offering circular, which can be accessed here, for a description of the manager’s involvement in the purchase of properties on the relevant series’ behalf and the subsequent issuance of promissory notes by the series to the manager. See “Management—Management Compensation” in our offering circular for a description of the fees paid to the manager. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with such transactions were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. With respect to the additional series that will be offering their interests by way of this offering circular and other future series, their properties will be acquired in accordance with one of the acquisition methods discussed in the section titled “Description of Business⸺Acquisition Mechanics” in our offering circular. Therefore, the manager is expected to continue to receive interest income from loans to the multiple series.

Item 6. Other Information

None.

Item 7. Financial Statements

ARRIVED STR, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager and Members of
Arrived STR, LLC

Seattle, Washington

Opinion on the Consolidated and Consolidating Financial Statements

We have audited the accompanying consolidated and consolidating balance sheets of Arrived STR, LLC and its series (the Company) as of December 31, 2025 and 2024, and the related consolidated and consolidating statements of comprehensive income (loss), changes in members’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the consolidated and consolidating financial statements). In our opinion, the consolidated and consolidating financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated and consolidating financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated and consolidating financial statements, the Company’s lack of liquidity and losses from operations since inception raise substantial doubt about their ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3. The consolidated and consolidating financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated and consolidating financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated and consolidating financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and consolidating financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated and consolidating financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and consolidating financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and consolidating financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Stephano Slack LLC

We have served as the Company’s auditor since 2024.

Wayne, Pennsylvania

April 30, 2026

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2025

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear
ASSETS
Current assets:
Cash	$861	$-	$1,747	$9,012	$2,824	$1,921	$1,386	$3,781
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	14,072	-	-	10,289	-	-	-	-
Due from related parties	-	-	-	-	736	-	-	-
Due from related parties, property manager	-	-	-	-	-	-	-	-
Due from third party property manager	4,311	1,120	8,309	12,215	4,355	4,634	3,054	5,449
Total current assets	19,244	1,120	10,056	31,516	7,915	6,555	4,440	9,230
Property and equipment, net	996,351	943,412	985,521	751,776	455,382	515,031	1,010,611	707,416
Total assets	$1,015,595	$944,533	$995,577	$783,292	$463,297	$521,586	$1,015,052	$716,646

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$-	$23,088	$7,600	$1,869	$1,855	$21,482	$7,998	$498
Due to related parties, property manager	-	-	-	-	1,897	4,731	-	-
Due to related parties	15,548	36,044	18,986	22,837	-	1,538	7,231	12,850
Total current liabilities	15,548	59,132	26,586	24,705	3,752	27,751	15,229	13,348
Mortgage payable, net	432,467	-	436,517	306,239	-	224,753	467,972	-
Operational notes, related party	59,000	224,700	15,300	31,100	51,200	62,700	53,800	57,400
Total liabilities	507,015	283,832	478,403	362,044	54,952	315,204	537,001	70,748
Members’ equity
Members’ capital	662,381	1,065,859	664,024	471,369	615,510	543,113	749,949	838,720
Accumulated deficit	(153,800)	(405,158)	(146,851)	(50,121)	(207,165)	(336,730)	(271,898)	(192,822)
Total members’ equity	508,580	660,701	517,174	421,248	408,345	206,382	478,050	645,897
Total liabilities and members’ equity	$1,015,595	$944,533	$995,577	$783,292	$463,297	$521,586	$1,015,052	$716,646

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2025

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle
ASSETS
Current assets:
Cash	$29,334	$11,693	$4,399	$20,032	$10,214	$8,783	$41	$8,402
Other receivables	-	-	-	-	4,544	51	-	-
Prepaid expenses	-	-	-	-	732	-	512	-
Due from related parties	-	-	-	-	-	31,935	-	-
Due from related parties, property manager	-	-	-	-	-	-	-	1,301
Due from third party property manager	13,601	11,794	4,909	15,208	11,819	-	3,076	-
Total current assets	42,936	23,488	9,308	35,240	27,309	40,769	3,628	9,704
Property and equipment, net	727,085	753,015	548,400	1,003,448	801,122	661,962	595,554	415,878
Total assets	$770,021	$776,503	$557,709	$1,038,689	$828,432	$702,731	$599,183	$425,582

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,195	$2,859	$7,371	$271	$-	$2,452	$6,054	$7,339
Due to related parties, property manager	-	-	1,028	-	-	32,760	-	-
Due to related parties	11,633	13,087	337	21,308	15,937	-	6,633	6,132
Total current liabilities	14,828	15,946	8,736	21,578	15,937	35,211	12,687	13,471
Mortgage payable, net	-	-	279,793	-	-	-	-	-
Operational notes, related party	-	-	48,500	53,900	10,700	49,200	154,900	-
Total liabilities	14,828	15,946	337,030	75,478	26,637	84,411	167,587	13,471
Members’ equity
Members’ capital	767,267	855,265	404,681	1,186,041	932,585	779,660	717,885	547,784
Accumulated deficit	(12,074)	(94,709)	(184,001)	(222,831)	(130,790)	(161,340)	(286,289)	(135,673)
Total members’ equity	755,193	760,557	220,679	963,210	801,795	618,320	431,596	412,111
Total liabilities and members’ equity	$770,021	$776,503	$557,709	$1,038,689	$828,432	$702,731	$599,183	$425,582

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2025

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal
ASSETS
Current assets:
Cash	$5,214	$6,292	$4,532	$1,350	$1,179	$75,886	$145	$5,875
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	12,038	-	142	-	-	-	5,432	-
Due from related parties	24,017	5,707	-	-	3,107	-	6,127	3,895
Due from related parties, property manager	-	-	206	-	-	-	-	-
Due from third party property manager	-	-	6,076	2,958	2,226	18,387	-	-
Total current assets	41,268	11,999	10,955	4,308	6,512	94,273	11,704	9,770
Property and equipment, net	929,658	1,027,615	538,934	726,006	489,915	1,082,557	386,749	911,451
Total assets	$970,926	$1,039,615	$549,889	$730,314	$496,427	$1,176,830	$398,453	$921,221

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$1,083	$13,053	$-	$17,133	$2,271	$2,783	$8,058	$9,574
Due to related parties, property manager	34,145	10,814	-	2,015	3,613	-	12,729	7,019
Due to related parties	-	-	301	103,823	-	16,449	-	-
Total current liabilities	35,228	23,867	301	122,971	5,885	19,231	20,788	16,592
Mortgage payable, net	478,138	457,188	-	309,506	-	-	153,599	470,250
Operational notes, related party	116,400	16,900	26,900	152,122	72,700	-	92,500	12,900
Total liabilities	629,765	497,954	27,201	584,599	78,585	19,231	266,886	499,742
Members’ equity
Members’ capital	574,444	756,253	704,860	541,348	631,074	1,166,826	379,459	643,559
Accumulated deficit	(233,284)	(214,592)	(182,172)	(395,633)	(213,231)	(9,227)	(247,893)	(222,080)
Total members’ equity	341,160	541,661	522,688	145,715	417,842	1,157,599	131,567	421,479
Total liabilities and members’ equity	$970,926	$1,039,615	$549,889	$730,314	$496,427	$1,176,830	$398,453	$921,221

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2025

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated
ASSETS
Current assets:
Cash	$39,029	$7,005	$40,833	$2,607	$8,120	$312,498
Other receivables	-	-	-	-	-	4,595
Prepaid expenses	-	-	4,979	-	1,013	49,208
Due from related parties	-	9,127	-	4,933	-	89,584
Due from related parties, property manager	-	-	-	-	2,687	4,194
Due from third party property manager	14,010	-	869	3,605	-	151,987
Total current assets	53,039	16,132	46,682	11,145	11,820	612,067
Property and equipment, net	1,038,110	719,215	728,796	415,725	888,210	21,754,906
Total assets	$1,091,149	$735,347	$775,478	$426,869	$900,030	$22,366,973

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$6,323	$7,220	$2,026	$5,771	$3,090	$172,314
Due to related parties, property manager	-	11,513	-	5,349	-	127,614
Due to related parties	13,939	-	5,994	-	13,045	343,651
Total current liabilities	20,261	18,733	8,020	11,120	16,135	643,579
Mortgage payable, net	488,233	-	-	207,988	-	4,712,641
Operational notes, related party	-	14,900	-	86,100	19,200	1,483,022
Total liabilities	508,494	33,633	8,020	305,207	35,335	6,839,241
Members’ equity
Members’ capital	767,804	849,139	867,072	305,680	1,030,966	21,020,576
Accumulated deficit	(185,150)	(147,425)	(99,614)	(184,018)	(166,270)	(5,492,844)
Total members’ equity	582,654	701,713	767,458	121,662	864,695	15,527,731
Total liabilities and members’ equity	$1,091,149	$735,347	$775,478	$426,869	$900,030	$22,366,973

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2024

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear
ASSETS
Current assets:
Cash	$11,204	$23,769	$13,750	$9,676	$4,409	$4,476	$12,195	$3,807
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	10,555	1,015	1,055	8,029	764	3,266	1,115	1,501
Due from related parties, property manager	-	-	-	-	-	-	-	-
Due from third party property manager	7,146	5,277	4,967	7,089	564	4,286	-	4,917
Total current assets	28,905	30,061	19,771	24,794	5,737	12,028	13,310	10,225
Property and equipment, net	1,031,878	927,985	1,027,042	801,139	492,455	540,053	1,039,141	742,198
Total assets	$1,060,783	$958,045	$1,046,813	$825,933	$498,192	$552,081	$1,052,450	$752,423

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$4,503	$4,472	$10,623	$5,799	$3,818	$17,644	$10,877	$7,465
Due to related parties, property manager	-	-	-	-	-	-	-	-
Due to related parties	14,275	50,725	11,064	18,958	3,796	6,138	4,727	7,505
Total current liabilities	18,778	55,197	21,687	24,757	7,614	23,782	15,604	14,970
Mortgage payable, net	432,148	-	434,315	306,005	-	223,583	465,610	-
Operational notes, related party	44,900	112,000	15,300	38,100	9,000	33,800	-	42,000
Total liabilities	495,826	167,197	471,303	368,862	16,614	281,165	481,214	56,970
Members’ equity
Members’ capital	677,967	1,072,573	682,867	494,319	617,645	548,028	755,457	845,736
Accumulated deficit	(113,009)	(281,725)	(107,356)	(37,248)	(136,067)	(277,112)	(184,220)	(150,283)
Total members’ equity	564,957	790,849	575,511	457,071	481,577	270,915	571,237	695,454
Total liabilities and members’ equity	$1,060,783	$958,045	$1,046,813	$825,933	$498,192	$552,081	$1,052,450	$752,423

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2024

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle
ASSETS
Current assets:
Cash	$41,377	$13,340	$5,776	$5,577	$10,512	$7,428	$8,807	$25,169
Other receivables	-	-	-	-	4,544	-	-	-
Prepaid expenses	808	914	513	2,095	2,755	815	1,207	1,747
Due from related parties, property manager	-	-	-	-	-	-	-	-
Due from third party property manager	7,979	6,727	2,404	8,907	4,772	-	-	-
Total current assets	50,164	20,981	8,694	16,579	22,583	8,243	10,014	26,915
Property and equipment, net	761,388	815,680	576,431	1,057,661	843,502	700,188	605,321	443,831
Total assets	$811,553	$836,662	$585,124	$1,074,240	$866,086	$708,431	$615,335	$470,746

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$9,381	$8,069	$5,958	$12,008	$8,992	$4,622	$8,699	$11,846
Due to related parties, property manager	-	-	-	-	-	21,406	-	6
Due to related parties	7,572	6,592	3,801	13,066	5,710	1,425	5,561	3,905
Total current liabilities	16,953	14,660	9,759	25,074	14,702	27,453	14,260	15,757
Mortgage payable, net	-	-	278,381	-	-	-	-	-
Operational notes, related party	-	20,100	19,000	27,900	-	12,000	91,900	-
Total liabilities	16,953	34,760	307,139	52,974	14,702	39,453	106,160	15,757
Members’ equity
Members’ capital	817,449	894,809	407,868	1,198,880	946,645	786,935	722,927	564,226
Accumulated deficit	(22,850)	(92,908)	(129,883)	(177,614)	(95,261)	(117,958)	(213,752)	(109,236)
Total members’ equity	794,599	801,901	277,985	1,021,266	851,384	668,977	509,175	454,990
Total liabilities and members’ equity	$811,553	$836,662	$585,124	$1,074,240	$866,086	$708,431	$615,335	$470,746

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2024

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal
ASSETS
Current assets:
Cash	$7,494	$12,023	$3,535	$-	$1,940	$97,847	$5,064	$20,282
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	8,760	-	584	4,534	73	1,007	5,520	1,049
Due from related parties, property manager	-	732	-	-	-	-	-	3,586
Due from third party property manager	-	-	5,193	5,380	5,320	8,328	-	-
Total current assets	16,254	12,755	9,312	9,914	7,332	107,182	10,584	24,916
Property and equipment, net	973,340	1,060,674	572,314	664,886	518,189	1,141,613	400,717	949,328
Total assets	$989,594	$1,073,429	$581,626	$674,800	$525,522	$1,248,795	$411,301	$974,244

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,497	$15,778	$3,904	$11,972	$4,000	$12,441	$6,405	$9,058
Due to related parties, property manager	9,902	-	-	40	-	-	1,609	-
Due to related parties	15,770	8,091	3,269	6,952	4,780	9,561	4,691	5,663
Total current liabilities	29,169	23,869	7,173	18,964	8,780	22,002	12,706	14,721
Mortgage payable, net	477,788	454,878	-	307,943	-	-	153,453	467,875
Operational notes, related party	58,700	-	9,600	65,300	35,000	-	61,700	-
Total liabilities	565,657	478,746	16,773	392,207	43,780	22,002	227,859	482,596
Members’ equity
Members’ capital	578,832	761,828	711,486	541,981	635,462	1,250,719	383,749	649,190
Accumulated deficit	(154,894)	(167,145)	(146,632)	(259,388)	(153,721)	(23,926)	(200,307)	(157,542)
Total members’ equity	423,937	594,683	564,853	282,593	481,741	1,226,793	183,442	491,648
Total liabilities and members’ equity	$989,594	$1,073,429	$581,626	$674,800	$525,522	$1,248,795	$411,301	$974,244

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2024

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated
ASSETS
Current assets:
Cash	$71,400	$13,163	$66,103	$815	$3,225	$504,161
Other receivables	-	-	-	-	-	4,544
Prepaid expenses	977	832	5,817	420	2,004	69,731
Due from related parties, property manager	-	3,304	-	-	-	7,622
Due from third party property manager	7,056	-	408	4,435	-	101,155
Total current assets	79,433	17,299	72,328	5,670	5,229	687,214
Property and equipment, net	1,091,096	754,211	766,972	438,940	933,113	22,671,286
Total assets	$1,170,529	$771,510	$839,299	$444,610	$938,342	$23,358,500

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$10,362	$10,158	$6,490	$4,610	$9,606	$243,057
Due to related parties, property manager	-	-	-	551	2,673	36,188
Due to related parties	10,314	3,947	2,435	2,826	9,503	252,621
Total current liabilities	20,676	14,104	8,925	7,987	21,783	531,866
Mortgage payable, net	485,769	-	-	206,938	-	4,694,685
Operational notes, related party	-	-	-	54,800	7,000	758,100
Total liabilities	506,445	14,104	8,925	269,724	28,783	5,984,651
Members’ equity
Members’ capital	793,874	859,948	891,759	307,901	1,058,301	21,459,361
Accumulated deficit	(129,790)	(102,542)	(61,384)	(133,015)	(148,742)	(4,085,513)
Total members’ equity	664,084	757,406	830,375	174,886	909,559	17,373,848
Total liabilities and members’ equity	$1,170,529	$771,510	$839,299	$444,610	$938,342	$23,358,500

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2025

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear

Rental income	$90,527	$26,172	$93,657	$126,824	$24,995	$48,408	$41,105	$40,103

Operating expenses:
Depreciation	40,873	67,446	41,521	49,363	37,073	25,022	45,619	34,782
Insurance	2,697	2,959	2,658	2,585	2,489	8,572	3,458	5,303
Management fees	13,503	4,907	13,394	18,394	2,607	7,604	13,232	6,648
Management fees, related party	4,526	1,309	4,683	6,341	3,334	3,902	2,118	2,005
Repairs & maintenance	4,300	4,821	7,288	8,380	13,484	11,049	12,141	6,525
Property taxes	3,336	35,496	3,464	3,563	10,231	8,599	4,391	7,016
Other operating expenses	32,549	32,667	28,767	30,135	26,873	27,082	17,350	20,364
Total operating expenses	101,783	149,605	101,775	118,762	96,092	91,831	98,308	82,643

Income (loss) from operations	(11,256)	(123,433)	(8,118)	8,062	(71,098)	(43,423)	(57,203)	(42,540)

Other expenses
Interest expenses	29,535	-	31,376	20,935	-	16,195	30,475	-
Total other expenses	29,535	-	31,376	20,935	-	16,195	30,475	-

Net income (loss)	$(40,791)	$(123,433)	$(39,494)	$(12,873)	$(71,098)	$(59,618)	$(87,678)	$(42,540)

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2025

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle

Rental income	$81,214	$127,865	$42,446	$84,301	$55,902	$43,777	$30,112	$45,607

Operating expenses:
Depreciation	34,303	62,666	28,030	54,212	42,380	38,226	21,266	27,953
Insurance	2,043	2,306	2,197	6,246	6,378	1,754	2,557	4,328
Management fees	12,169	19,018	5,543	15,400	10,458	-	11,362	-
Management fees, related party	4,061	6,393	4,442	4,215	2,815	10,944	1,553	11,182
Repairs & maintenance	500	3,869	10,843	9,937	5,847	4,848	12,576	2,517
Property taxes	4,176	3,816	2,097	10,012	7,688	678	7,113	6,827
Other operating expenses	13,186	31,598	25,191	29,495	15,865	30,709	46,223	19,236
Total operating expenses	70,439	129,666	78,344	129,517	91,431	87,159	102,650	72,043

Income (loss) from operations	10,776	(1,801)	(35,897)	(45,216)	(35,529)	(43,382)	(72,537)	(26,436)

Other expenses
Interest expenses	-	-	18,221	-	-	-	-	-
Total other expenses	-	-	18,221	-	-	-	-	-

Net income (loss)	$10,776	$(1,801)	$(54,118)	$(45,216)	$(35,529)	$(43,382)	$(72,537)	$(26,436)

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2025

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal

Rental income	$47,707	$64,869	$44,666	$20,645	$32,786	$137,754	$52,480	$66,335

Operating expenses:
Depreciation	43,683	33,059	33,380	46,038	36,150	59,056	25,167	37,877
Insurance	44	3,933	1,577	12,558	2,452	2,538	6,463	3,315
Management fees	-	-	5,742	1,132	4,276	20,593	-	-
Management fees, related party	11,912	16,157	4,860	3,951	3,220	6,888	12,178	16,174
Repairs & maintenance	4,052	1,224	5,491	24,680	7,669	6,425	9,313	7,772
Property taxes	10,009	9,535	2,494	8,837	6,212	3,850	2,305	2,437
Other operating expenses	23,749	15,491	26,662	39,538	32,319	23,705	34,059	27,721
Total operating expenses	93,450	79,399	80,206	136,734	92,297	123,055	89,486	95,296

Income (loss) from operations	(45,743)	(14,530)	(35,540)	(116,089)	(59,510)	14,699	(37,005)	(28,961)

Other expenses
Interest expenses	32,647	32,917	-	20,157	-	-	10,580	35,578
Total other expenses	32,647	32,917	-	20,157	-	-	10,580	35,578

Net income (loss)	$(78,390)	$(47,448)	$(35,540)	$(136,245)	$(59,510)	$14,699	$(47,585)	$(64,538)

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2025

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated

Rental income	$71,490	$39,315	$35,364	$27,828	$104,222	$1,748,477

Operating expenses:
Depreciation	52,986	34,997	38,176	23,216	44,903	1,159,422
Insurance	2,536	2,790	2,667	1,828	4,007	105,239
Management fees	10,716	-	6,486	3,374	-	206,556
Management fees, related party	3,575	9,458	1,768	3,155	26,055	193,173
Repairs & maintenance	3,767	5,878	9,272	7,690	6,160	218,320
Property taxes	5,940	2,927	1,932	1,214	2,217	178,415
Other operating expenses	15,548	28,149	13,292	24,808	38,408	770,740
Total operating expenses	95,068	84,198	73,594	65,285	121,750	2,831,865

Income (loss) from operations	(23,578)	(44,883)	(38,230)	(37,457)	(17,528)	(1,083,387)

Other expenses
Interest expenses	31,782	-	-	13,546	-	323,944
Total other expenses	31,782	-	-	13,546	-	323,944

Net income (loss)	$(55,360)	$(44,883)	$(38,230)	$(51,003)	$(17,528)	$(1,407,332)

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2024

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear

Rental income	$114,389	$29,112	$120,581	$156,244	$50,468	$50,347	$42,315	$47,836

Operating expenses:
Depreciation	40,516	59,543	41,521	43,696	37,073	25,022	43,137	34,888
Insurance	2,501	2,514	2,465	3,428	3,010	17,653	2,566	4,186
Management fees	17,129	10,522	17,521	22,628	15,170	14,273	6,347	8,594
Management fees, related party	5,719	1,456	6,029	7,812	2,523	2,517	2,116	2,392
Repairs & maintenance	9,997	16,863	8,832	15,690	3,215	27,458	4,507	12,596
Property taxes	4,976	33,086	3,414	4,412	9,759	8,502	4,316	6,300
Other operating expenses	18,373	32,705	19,310	26,717	16,816	16,611	9,550	20,260
Total operating expenses	99,212	156,688	99,091	124,384	87,565	112,037	72,539	89,215

Income (loss) from operations	15,178	(127,577)	21,490	31,860	(37,097)	(61,690)	(30,224)	(41,380)

Other expense
Interest expenses	29,535	-	33,807	20,935	-	16,098	32,818	-
Total other expense	29,535	-	33,807	20,935	-	16,098	32,818	-

Net income (loss)	$(14,357)	$(127,577)	$(12,318)	$10,925	$(37,097)	$(77,788)	$(63,041)	$(41,380)

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2024

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle

Rental income	$97,317	$124,500	$50,898	$98,553	$71,680	$44,977	$38,237	$62,931

Operating expenses:
Depreciation	34,303	62,071	27,646	58,862	42,474	38,226	20,308	27,452
Insurance	1,888	2,682	2,026	6,571	2,498	3,332	2,023	6,314
Management fees	14,598	18,664	9,395	18,377	13,282	-	10,106	-
Management fees, related party	4,866	6,225	2,545	4,928	3,584	11,244	1,912	15,603
Repairs & maintenance	4,489	12,919	19,879	16,112	11,840	8,896	8,067	8,882
Property taxes	4,004	3,766	1,983	12,059	7,059	661	7,561	6,811
Other operating expenses	11,918	22,678	16,596	28,503	16,988	23,559	12,864	17,055
Total operating expenses	76,065	129,005	80,069	145,412	97,726	85,917	62,840	82,117

Income (loss) from operations	21,252	(4,505)	(29,170)	(46,860)	(26,045)	(40,940)	(24,603)	(19,186)

Other expense
Interest expenses	-	-	19,622	-	-	-	-	-
Total other expense	-	-	19,622	-	-	-	-	-

Net income (loss)	$21,252	$(4,505)	$(48,792)	$(46,860)	$(26,045)	$(40,940)	$(24,603)	$(19,186)

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2024

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal

Rental income	$53,020	$49,523	$31,974	$74,389	$48,229	$145,586	$64,245	$47,712

Operating expenses:
Depreciation	41,249	31,670	33,380	34,051	35,887	59,056	24,541	37,210
Insurance	2,689	2,453	2,013	18,133	2,482	2,944	10,026	3,225
Management fees	7,623	4,910	6,892	18,900	14,679	21,821	-	3,274
Management fees, related party	3,036	3,042	1,599	3,719	2,411	7,817	15,201	8,103
Repairs & maintenance	25,358	16,777	14,812	35,973	9,517	9,860	11,527	23,942
Property taxes	16,464	8,734	94	7,984	5,643	3,800	2,346	2,437
Other operating expenses	11,334	14,649	15,949	18,925	26,136	21,045	22,075	32,948
Total operating expenses	107,752	82,235	74,738	137,686	96,756	126,344	85,716	111,138

Income (loss) from operations	(54,732)	(32,712)	(42,764)	(63,297)	(48,527)	19,242	(21,471)	(63,427)

Other expense
Interest expenses	33,085	35,468	-	21,706	-	-	10,580	38,345
Total other expense	33,085	35,468	-	21,706	-	-	10,580	38,345

Net income (loss)	$(87,816)	$(68,180)	$(42,764)	$(85,003)	$(48,527)	$19,242	$(32,051)	$(101,771)

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2024

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated

Rental income	$88,857	$52,622	$43,862	$26,810	$121,559	$2,048,774

Operating expenses:
Depreciation	52,986	34,997	38,067	23,216	44,068	1,127,117
Insurance	2,428	3,399	2,850	1,760	4,078	124,135
Management fees	13,372	-	8,166	4,859	-	301,100
Management fees, related party	4,443	13,156	2,193	1,341	30,390	177,922
Repairs & maintenance	9,175	7,891	9,718	13,837	14,939	393,566
Property taxes	5,647	154	1,950	996	2,217	177,135
Other operating expenses	14,922	30,687	13,865	16,622	22,284	571,941
Total operating expenses	102,972	90,283	76,809	62,630	117,976	2,872,916

Income (loss) from operations	(14,115)	(37,660)	(32,947)	(35,820)	3,584	(824,142)

Other expense
Interest expenses	34,225	-	-	14,587	-	340,810
Total other expense	34,225	-	-	14,587	-	340,810

Net income (loss)	$(48,341)	$(37,660)	$(32,947)	$(50,407)	$3,584	$(1,164,953)

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2025

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear

Balance at January 1, 2025	$564,957	$790,849	$575,511	$457,071	$481,577	$270,915	$571,237	$695,454
Distributions	(15,586)	(6,715)	(18,843)	(22,950)	(2,135)	(4,915)	(5,508)	(7,016)
Net income (loss)	(40,791)	(123,433)	(39,494)	(12,873)	(71,098)	(59,618)	(87,678)	(42,540)
Balance at December 31, 2025	$508,580	$660,701	$517,174	$421,248	$408,345	$206,382	$478,050	$645,897

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2025

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle

Balance at January 1, 2025	$794,599	$801,901	$277,985	$1,021,266	$851,384	$668,977	$509,175	$454,990
Distributions	(50,182)	(39,544)	(3,188)	(12,839)	(14,060)	(7,276)	(5,042)	(16,442)
Net income (loss)	10,776	(1,801)	(54,118)	(45,216)	(35,529)	(43,382)	(72,537)	(26,436)
Balance at December 31, 2025	$755,193	$760,557	$220,679	$963,210	$801,795	$618,320	$431,596	$412,111

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2025

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal

Balance at January 1, 2025	$423,937	$594,683	$564,853	$282,593	$481,741	$1,226,793	$183,442	$491,648
Distributions	(4,387)	(5,574)	(6,625)	(633)	(4,389)	(83,893)	(4,290)	(5,631)
Net income (loss)	(78,390)	(47,448)	(35,540)	(136,245)	(59,510)	14,699	(47,585)	(64,538)
Balance at December 31, 2025	$341,160	$541,661	$522,688	$145,715	$417,842	$1,157,599	$131,567	$421,479

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2025

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated

Balance at January 1, 2025	$664,084	$757,406	$830,375	$174,886	$909,559	$17,373,848
Distributions	(26,070)	(10,809)	(24,687)	(2,221)	(27,336)	(438,785)
Net income (loss)	(55,360)	(44,883)	(38,230)	(51,003)	(17,528)	(1,407,332)
Balance at December 31, 2025	$582,654	$701,713	$767,458	$121,662	$864,695	$15,527,731

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2024

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear

Balance at January 1, 2024	$624,704	$918,654	$633,528	$480,013	$531,274	$337,382	$650,225	$770,616
Redemption of membership units	(1,100)	(300)	(1,200)	(650)	(300)	(100)	(700)	(400)
Deemed contribution from Manager	-	23,130	-	-	6,207	22,235	-	-
Distributions	(44,289)	(23,058)	(44,500)	(33,217)	(18,506)	(10,813)	(15,247)	(33,383)
Net income (loss)	(14,357)	(127,577)	(12,318)	10,925	(37,097)	(77,788)	(63,041)	(41,380)
Balance at December 31, 2024	$564,957	$790,849	$575,511	$457,071	$481,577	$270,915	$571,237	$695,454

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2024

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle

Balance at January 1, 2024	$820,096	$833,110	$335,750	$1,125,737	$918,565	$729,603	$547,678	$496,670
Redemption of membership units	(300)	-	-	(400)	(300)	(400)	(450)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	1,428
Distributions	(46,449)	(26,704)	(8,973)	(57,211)	(40,836)	(19,286)	(13,450)	(23,922)
Net income (loss)	21,252	(4,505)	(48,792)	(46,860)	(26,045)	(40,940)	(24,603)	(19,186)
Balance at December 31, 2024	$794,599	$801,901	$277,985	$1,021,266	$851,384	$668,977	$509,175	$454,990

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2024

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal

Balance at January 1, 2024	$529,741	$683,641	$623,085	$373,979	$546,609	$1,274,074	$226,185	$613,512
Redemption of membership units	-	(700)	(1,050)	(450)	(100)	(300)	(500)	(300)
Deemed contribution from Manager	-	-	-	4,767	-	-	-	-
Distributions	(17,988)	(20,079)	(14,418)	(10,700)	(16,240)	(66,223)	(10,192)	(19,792)
Net income (loss)	(87,816)	(68,180)	(42,764)	(85,003)	(48,527)	19,242	(32,051)	(101,771)
Balance at December 31, 2024	$423,937	$594,683	$564,853	$282,593	$481,741	$1,226,793	$183,442	$491,648

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2024

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated

Balance at January 1, 2024	$755,875	$816,006	$897,576	$231,687	$970,565	$19,296,141
Redemption of membership units	(500)	(300)	-	(100)	(100)	(11,000)
Deemed contribution from Manager	-	-	-	-	-	57,767
Distributions	(42,950)	(20,640)	(34,255)	(6,294)	(64,490)	(804,107)
Net income (loss)	(48,341)	(37,660)	(32,947)	(50,407)	3,584	(1,164,953)
Balance at December 31, 2024	$664,084	$757,406	$830,375	$174,886	$909,559	$17,373,848

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2025

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear

Cash Flows from Operating Activities:
Net income (loss)	$(40,791)	$(123,433)	$(39,494)	$(12,873)	$(71,098)	$(59,618)	$(87,678)	$(42,540)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	40,873	67,446	41,521	49,363	37,073	25,022	45,619	34,782
Amortization of loan fees	319	-	2,202	233	-	1,170	2,363	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-	-	-
Due (from) to third party property managers	2,834	4,156	(3,342)	(5,126)	(3,791)	(348)	(3,054)	(532)
Prepaid expenses	(3,517)	1,015	1,055	(2,259)	764	3,266	1,115	1,501
Increase (decrease) in liabilities
Accrued expenses	(4,503)	18,616	(3,023)	(3,930)	(1,963)	3,838	(2,880)	(6,967)
Due to (from) related parties, property manager	-	-	-	-	1,897	4,731	-	-
Due to (from) related parties	1,273	(14,681)	7,922	3,879	(4,532)	(4,601)	2,505	5,345
Net cash provided by (used in) operating activities	(3,512)	(46,881)	6,840	29,287	(41,650)	(26,539)	(42,011)	(8,410)

Cash Flows from Investing Activities
Additions to property and equipment	(5,346)	(82,874)	-	-	-	-	(17,089)	-
Net cash used in investing activities	(5,346)	(82,874)	-	-	-	-	(17,089)	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	(7,000)	-	-	-	-
Net proceeds from issuance of operational notes, related party	14,100	112,700	-	-	42,200	28,900	53,800	15,400
Distributions	(15,586)	(6,715)	(18,843)	(22,950)	(2,135)	(4,915)	(5,508)	(7,016)
Net cash provided by (used in) financing activities	(1,486)	105,985	(18,843)	(29,950)	40,065	23,985	48,292	8,384
Net change in cash	(10,343)	(23,769)	(12,003)	(663)	(1,585)	(2,555)	(10,808)	(26)
Cash at beginning of year	11,204	23,769	13,750	9,676	4,409	4,476	12,195	3,807
Cash at end of year	$861	$-	$1,747	$9,012	$2,824	$1,921	$1,386	$3,781
Cash paid for income taxes	$116	$25	$107	$566	$-	$-	$50	$(970)
Cash paid for interest expenses	$29,535	$-	$31,376	$20,935	$-	$16,195	$30,475	$-

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2025

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle

Cash Flows from Operating Activities:
Net income (loss)	$10,776	$(1,801)	$(54,118)	$(45,216)	$(35,529)	$(43,382)	$(72,537)	$(26,436)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	34,303	62,666	28,030	54,212	42,380	38,226	21,266	27,953
Amortization of loan fees	-	-	1,413	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	(51)	-	-
Due (from) to third party property managers	(5,622)	(5,067)	(2,505)	(6,301)	(7,047)	-	(3,076)	-
Prepaid expenses	808	914	513	2,095	2,023	815	696	1,747
Increase (decrease) in liabilities
Accrued expenses	(6,186)	(5,210)	1,413	(11,737)	(8,992)	(2,170)	(2,645)	(4,507)
Due to (from) related parties, property manager	-	-	1,028	-	-	11,353	-	(1,307)
Due to (from) related parties	4,061	6,495	(3,463)	8,242	10,227	(33,360)	1,072	2,227
Net cash provided by (used in) operating activities	38,140	57,997	(27,690)	1,294	3,062	(28,569)	(55,224)	(324)

Cash Flows from Investing Activities
Additions to property and equipment	-	-	-	-	-	-	(11,500)	-
Net cash used in investing activities	-	-	-	-	-	-	(11,500)	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	(20,100)	-	-	-	-	-	-
Net proceeds from issuance of operational notes, related party	-	-	29,500	26,000	10,700	37,200	63,000	-
Distributions	(50,182)	(39,544)	(3,188)	(12,839)	(14,060)	(7,276)	(5,042)	(16,442)
Net cash provided by (used in) financing activities	(50,182)	(59,644)	26,312	13,161	(3,360)	29,924	57,958	(16,442)
Net change in cash	(12,043)	(1,647)	(1,377)	14,454	(298)	1,355	(8,766)	(16,766)
Cash at beginning of year	41,377	13,340	5,776	5,577	10,512	7,428	8,807	25,169
Cash at end of year	$29,334	$11,693	$4,399	$20,032	$10,214	$8,783	$41	$8,402
Cash paid for income taxes	$1,147	$-	$765	$(1,746)	$(1,238)	$7,779	$857	$2,920
Cash paid for interest expenses	$-	$-	$18,221	$-	$-	$-	$-	$-

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2025

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal

Cash Flows from Operating Activities:
Net income (loss)	$(78,390)	$(47,448)	$(35,540)	$(136,245)	$(59,510)	$14,699	$(47,585)	$(64,538)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	43,683	33,059	33,380	46,038	36,150	59,056	25,167	37,877
Amortization of loan fees	350	2,310	-	1,563	-	-	146	2,375
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-	-	-
Due (from) to third party property managers	-	-	(883)	2,422	3,094	(10,059)	-	-
Prepaid expenses	(3,278)	-	443	4,534	73	1,007	87	1,049
Increase (decrease) in liabilities
Accrued expenses	(2,414)	(2,725)	(3,904)	5,162	(1,729)	(9,658)	1,653	515
Due to (from) related parties, property manager	24,243	11,546	(206)	1,975	3,613	-	11,120	10,605
Due to (from) related parties	(39,787)	(13,798)	(2,967)	96,871	(7,887)	6,888	(10,818)	(9,558)
Net cash provided by (used in) operating activities	(55,593)	(17,056)	(9,678)	22,319	(26,197)	61,932	(20,230)	(21,676)

Cash Flows from Investing Activities
Additions to property and equipment	-	-	-	(107,158)	(7,875)	-	(11,200)	-
Net cash used in investing activities	-	-	-	(107,158)	(7,875)	-	(11,200)	-

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	-	-	-	-
Net proceeds from issuance of operational notes, related party	57,700	16,900	17,300	86,822	37,700	-	30,800	12,900
Distributions	(4,387)	(5,574)	(6,625)	(633)	(4,389)	(83,893)	(4,290)	(5,631)
Net cash provided by (used in) financing activities	53,313	11,326	10,675	86,189	33,311	(83,893)	26,510	7,269
Net change in cash	(2,280)	(5,730)	997	1,350	(761)	(21,961)	(4,919)	(14,407)
Cash at beginning of year	7,494	12,023	3,535	-	1,940	97,847	5,064	20,282
Cash at end of year	$5,214	$6,292	$4,532	$1,350	$1,179	$75,886	$145	$5,875
Cash paid for income taxes	$910	$2,378	$674	$203	$-	$1,039	$3,842	$2,338
Cash paid for interest expenses	$32,647	$32,917	$-	$20,157	$-	$-	$10,580	$35,578

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2025

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated

Cash Flows from Operating Activities:
Net income (loss)	$(55,360)	$(44,883)	$(38,230)	$(51,003)	$(17,528)	$(1,407,332)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	52,986	34,997	38,176	23,216	44,903	1,159,422
Amortization of loan fees	2,464	-	-	1,050	-	17,956
(Increase) decrease in assets
Other receivables	-	-	-	-	-	(51)
Due (from) to third party property managers	(6,954)	-	(461)	830	-	(50,832)
Prepaid expenses	977	832	838	420	991	20,523
Increase (decrease) in liabilities
Accrued expenses	(4,039)	(2,937)	(4,465)	1,161	(6,516)	(70,743)
Due to (from) related parties, property manager	-	14,817	-	4,798	(5,361)	94,853
Due to (from) related parties	3,625	(13,074)	3,560	(7,759)	3,542	1,446
Net cash provided by (used in) operating activities	(6,301)	(10,249)	(583)	(27,287)	20,030	(234,758)

Cash Flows from Investing Activities
Additions to property and equipment	-	-	-	-	-	(243,041)
Net cash used in investing activities	-	-	-	-	-	(243,041)

Cash Flows from Financing Activities
Repayments of operational notes, related party	-	-	-	-	-	(27,100)
Net proceeds from issuance of operational notes, related party	-	14,900	-	31,300	12,200	752,022
Distributions	(26,070)	(10,809)	(24,687)	(2,221)	(27,336)	(438,785)
Net cash provided by (used in) financing activities	(26,070)	4,091	(24,687)	29,079	(15,136)	286,136
Net change in cash	(32,371)	(6,158)	(25,270)	1,792	4,895	(191,663)
Cash at beginning of year	71,400	13,163	66,103	815	3,225	504,161
Cash at end of year	$39,029	$7,005	$40,833	$2,607	$8,120	$312,498
Cash paid for income taxes	$107	$6,463	$-	$724	$3,177	$32,233
Cash paid for interest expenses	$31,782	$-	$-	$13,546	$-	$323,944

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2024

	Ace	Billingswood	Cactus	Cardinal	Coolbaugh	Hammock	Havasu	Hickorybear

Cash Flows from Operating Activities:
Net income (loss)	$(14,357)	$(127,577)	$(12,318)	$10,925	$(37,097)	$(77,788)	$(63,041)	$(41,380)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	40,516	59,543	41,521	43,696	37,073	25,022	43,137	34,888
Amortization of loan fees	319	-	2,202	233	-	1,072	2,363	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-	-
Due (from) to third party property managers	(2,121)	(13,562)	476	(3,835)	(934)	(3,307)	(853)	(2,127)
Prepaid expenses	(7,312)	(296)	(171)	(5,651)	(335)	1,641	(205)	(382)
Increase (decrease) in liabilities
Accrued expenses	(8,979)	(5,625)	(4,916)	(4,698)	(11,876)	8,146	(550)	(9,482)
Due to (from) related parties, property manager	-	-	-	-	-	-	-	-
Due to (from) related parties	(96,652)	79,273	(173,600)	(99,752)	27,384	(163,202)	(135,751)	14,072
Net cash provided by (used in) operating activities	(88,586)	(8,245)	(146,806)	(59,081)	14,214	(208,417)	(154,901)	(4,410)

Cash Flows from Investing Activities
Additions to Property and equipment	-	(56,628)	-	(34,000)	-	-	(6,100)	-
Net cash used in investing activities	-	(56,628)	-	(34,000)	-	-	(6,100)	-

Cash flows from financing activities
Operational notes, related party	44,900	112,000	15,300	38,100	9,000	33,800	-	42,000
Redemption of membership units	(1,100)	(300)	(1,200)	(650)	(300)	(100)	(700)	(400)
Distributions	(44,289)	(23,058)	(44,500)	(33,217)	(18,506)	(10,813)	(15,247)	(33,383)
Net cash provided by (used in) financing activities	(489)	88,642	(30,400)	4,233	(9,806)	22,887	(15,947)	8,217
Net change in cash	(89,075)	23,769	(177,205)	(88,848)	4,409	(185,530)	(176,948)	3,807
Cash at beginning of year	100,279	-	190,955	98,524	-	190,006	189,143	-
Cash at end of year	$11,204	$23,769	$13,750	$9,676	$4,409	$4,476	$12,195	$3,807
Cash paid for income taxes	$-	$937	$-	$716	$-	$-	$-	$1,066
Cash paid for interest expenses	$29,535	$-	$33,807	$20,935	$-	$16,098	$32,818	$-

Supplemental disclosure of non-cash investing and financing activities:
Operational notes, net	$44,900	$112,000	$15,300	$38,100	$9,000	$33,800	$-	$42,000
Deemed contribution from Manager	$-	$23,130	$-	$-	$6,207	$22,235	$-	$-

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2024

	Kinlani	Koi	Lakeridge	Lodge	Longbranch	Loop	Mirage	Myrtle

Cash Flows from Operating Activities:
Net income (loss)	$21,252	$(4,505)	$(48,792)	$(46,860)	$(26,045)	$(40,940)	$(24,603)	$(19,186)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	34,303	62,071	27,646	58,862	42,474	38,226	20,308	27,452
Amortization of loan fees	-	-	1,413	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-	13,544
Due (from) to third party property managers	1,095	(3,175)	(550)	(1,923)	2,846	-	2,540	-
Prepaid expenses	(149)	(287)	(80)	(195)	(362)	(243)	(139)	(548)
Increase (decrease) in liabilities
Accrued expenses	(5,500)	(1,169)	896	(11,582)	(7,098)	(4,367)	(1,947)	(1,865)
Due to (from) related parties, property manager	-	-	-	-	-	(21,406)	-	(6)
Due to (from) related parties	37,125	(25,861)	(107,553)	36,120	39,833	43,844	(198,779)	29,699
Net cash provided by (used in) operating activities	88,126	27,075	(127,021)	34,422	51,648	15,114	(202,619)	49,091

Cash Flows from Investing Activities
Additions to Property and equipment	-	(7,130)	-	-	-	-	-	-
Net cash used in investing activities	-	(7,130)	-	-	-	-	-	-

Cash flows from financing activities
Operational notes, related party	-	20,100	19,000	27,900	-	12,000	91,900	-
Redemption of membership units	(300)	-	-	(400)	(300)	(400)	(450)	-
Distributions	(46,449)	(26,704)	(8,973)	(57,211)	(40,836)	(19,286)	(13,450)	(23,922)
Net cash provided by (used in) financing activities	(46,749)	(6,604)	10,027	(29,711)	(41,136)	(7,686)	78,000	(23,922)
Net change in cash	41,377	13,340	(116,994)	4,711	10,512	7,428	(124,620)	25,169
Cash at beginning of year	-	-	122,770	866	-	-	133,427	-
Cash at end of year	$41,377	$13,340	$5,776	$5,577	$10,512	$7,428	$8,807	$25,169
Cash paid for income taxes	$50	$50	$-	$1,820	$1,251	$-	$1,697	$602
Cash paid for interest expenses	$-	$-	$19,622	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Operational notes, net	$-	$20,100	$19,000	$27,900	$-	$12,000	$91,900	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-	$1,428

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2024

	Oasis	Opry	Orchard	Palm	Pasquin	Pickler	Pointbreak	Regal

Cash Flows from Operating Activities:
Net income (loss)	$(87,816)	$(68,180)	$(42,764)	$(85,003)	$(48,527)	$19,242	$(32,051)	$(101,771)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	41,249	31,670	33,380	34,051	35,887	59,056	24,541	37,210
Amortization of loan fees	788	2,310	-	1,563	-	-	146	2,375
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-	-
Due (from) to third party property managers	2,975	2,059	(1,489)	(174)	(1,362)	164	-	8,916
Prepaid expenses	(6,545)	(1,160)	(89)	(3,956)	(200)	(55)	(5,520)	(218)
Increase (decrease) in liabilities
Accrued expenses	(6,436)	(11,489)	(2,134)	6,915	(9,555)	(6,666)	2,254	(2,402)
Due to (from) related parties, property manager	(9,902)	732	-	(40)	-	-	(1,609)	3,586
Due to (from) related parties	45,129	(102,754)	(202,799)	(212,367)	7,037	92,629	(161,832)	101,678
Net cash provided by (used in) operating activities	(20,560)	(146,811)	(215,895)	(259,011)	(16,720)	164,370	(174,072)	49,374

Cash Flows from Investing Activities
Additions to Property and equipment	(13,277)	(7,574)	-	(23,828)	-	-	(9,142)	(10,000)
Net cash used in investing activities	(13,277)	(7,574)	-	(23,828)	-	-	(9,142)	(10,000)

Cash flows from financing activities
Operational notes, related party	58,700	-	9,600	65,300	35,000	-	61,700	-
Redemption of membership units	-	(700)	(1,050)	(450)	(100)	(300)	(500)	(300)
Distributions	(17,988)	(20,079)	(14,418)	(10,700)	(16,240)	(66,223)	(10,192)	(19,792)
Net cash provided by (used in) financing activities	40,712	(20,779)	(5,868)	54,151	18,660	(66,523)	51,008	(20,092)
Net change in cash	6,875	(175,164)	(221,763)	(228,689)	1,940	97,847	(132,205)	19,282
Cash at beginning of year	619	187,186	225,298	228,689	-	-	137,269	1,000
Cash at end of year	$7,494	$12,023	$3,535	$-	$1,940	$97,847	$5,064	$20,282
Cash paid for income taxes	$1,324	$1,743	$-	$-	$-	$50	$151	$1,534
Cash paid for interest expenses	$33,085	$35,468	$-	$21,706	$-	$-	$10,580	$38,345

Supplemental disclosure of non-cash investing and financing activities:
Operational notes, net	$58,700	$-	$9,600	$65,300	$35,000	$-	$61,700	$-
Deemed contribution from Manager	$-	$-	$-	$4,767	$-	$-	$-	$-

ARRIVED STR, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2024

	Serenity	Smokey	Solstice	Sugarcreek	SuiteSpot	Consolidated

Cash Flows from Operating Activities:
Net income (loss)	$(48,341)	$(37,660)	$(32,947)	$(50,407)	$3,584	$(1,164,953)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	52,986	34,997	38,067	23,216	44,068	1,127,117
Amortization of loan fees	2,464	-	-	1,050	-	18,296
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	13,544
Due (from) to third party property managers	2,818	(315)	(829)	(3,236)	-	(15,901)
Prepaid expenses	(58)	(190)	(838)	(33)	(991)	(34,568)
Increase (decrease) in liabilities
Accrued expenses	(9,620)	989	(12,123)	868	(10,546)	(130,555)
Due to (from) related parties, property manager	-	3,304	-	(551)	(2,673)	(28,566)
Due to (from) related parties	(145,464)	32,979	115,534	(115,446)	35,724	(1,203,755)
Net cash provided by (used in) operating activities	(145,216)	34,103	106,866	(144,540)	69,165	(1,419,341)

Cash Flows from Investing Activities
Additions to Property and equipment	-	-	(6,508)	-	(8,350)	(182,537)
Net cash used in investing activities	-	-	(6,508)	-	(8,350)	(182,537)

Cash flows from financing activities
Operational notes, related party	-	-	-	54,800	7,000	758,100
Redemption of membership units	(500)	(300)	-	(100)	(100)	(11,000)
Distributions	(42,950)	(20,640)	(34,255)	(6,294)	(64,490)	(804,107)
Net cash provided by (used in) financing activities	(43,450)	(20,940)	(34,255)	48,406	(57,590)	(57,007)
Net change in cash	(188,666)	13,163	66,103	(96,133)	3,225	(1,658,884)
Cash at beginning of year	260,066	-	-	96,948	-	2,163,045
Cash at end of year	$71,400	$13,163	$66,103	$815	$3,225	$504,161
Cash paid for income taxes	$-	$1,638	$-	$(50)	$50	$14,630
Cash paid for interest expenses	$34,225	$-	$-	$14,587	$-	$340,810

Supplemental disclosure of non-cash investing and financing activities:
Operational notes, net	$-	$-	$-	$54,800	$7,000	$758,100
Deemed contribution from Manager	$-	$-	$-	$-	$-	$57,767

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED STR, LLC
NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived STR, LLC is a Delaware series limited liability company formed on July 11, 2022 under the laws of Delaware. Arrived STR, LLC was formed to permit public investment in individual single family short-term rental homes, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or series, that Arrived Fund Manager, LLC (the “manager”) establishes. As a Delaware series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law.

The following list represents each series of Arrived STR, LLC and the wholly-owned limited liability company, which was used to acquire the short-term rental property for each series, along with the date the series was formed and the date that the series LLC acquired the short-term rental.

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Series Ace, a series of Arrived STR, LLC (Ace)	Arrived AZ Ace, LLC	9/6/2022	9/15/2022
Arrived Series Billingswood, a series of Arrived STR, LLC (Billingswood)	Arrived NY Billingswood, LLC	2/24/2023	4/13/2023
Arrived Series Cactus, a series of Arrived STR, LLC (Cactus)	Arrived AZ Cactus, LLC	9/13/2022	9/30/2022
Arrived Series Cardinal, a series of Arrived STR, LLC (Cardinal)	Arrived AZ Cardinal, LLC	8/25/2022	9/14/2022
Arrived Series Coolbaugh, a series of Arrived STR, LLC (Coolbaugh)	Arrived PA Coolbaugh, LLC	2/2/2023	3/31/2023
Arrived Series Hammock, a series of Arrived STR, LLC (Hammock)	Arrived FL Hammock, LLC	8/29/2022	9/23/2022
Arrived Series Havasu, a series of Arrived STR, LLC (Havasu)	Arrived AZ Havasu, LLC	10/21/2022	11/17/2022
Arrived Series Hickorybear, a series of Arrived STR, LLC (Hickorybear)	Arrived OK Hickorybear, LLC	1/25/2023	2/16/2023
Arrived Series Kinlani, a series of Arrived STR, LLC (Kinlani)	Arrived AZ Kinlani, LLC	1/23/2023	2/14/2023
Arrived Series Koi, a series of Arrived STR, LLC (Koi)	Arrived AZ Koi, LLC	2/22/2023	3/29/2023
Arrived Series Lakeridge, a series of Arrived STR, LLC (Lakeridge)	Arrived GA Lakeridge, LLC	10/8/2022	11/4/2022
Arrived Series Lodge, a series of Arrived STR, LLC (Lodge)	Arrived OK Lodge, LLC	11/2/2022	11/21/2022
Arrived Series Longbranch, a series of Arrived STR, LLC (Longbranch)	Arrived OK Longbranch, LLC	2/17/2023	3/29/2023
Arrived Series Loop, a series of Arrived STR, LLC (Loop)	Arrived TN Loop, LLC	3/6/2023	4/11/2023
Arrived Series Mirage, a series of Arrived STR, LLC (Mirage)	Arrived Series Mirage, a series of Arrived STR, LLC	4/7/2023	9/16/2022
Arrived Series Myrtle, a series of Arrived STR, LLC (Myrtle)	Arrived SC Myrtle, LLC	12/2/2022	12/22/2022
Arrived Series Oasis, a series of Arrived STR, LLC (Oasis)	Arrived TN Oasis, LLC	7/25/2022	8/26/2022
Arrived Series Opry, a series of Arrived STR, LLC (Opry)	Arrived TN Opry, LLC	9/19/2022	1/11/2023
Arrived Series Orchard, a series of Arrived STR, LLC (Orchard)	Arrived GA Orchard, LLC	8/25/2022	9/30/2022
Arrived Series Palm, a series of Arrived STR, LLC (Palm)	Arrived FL Palm, LLC	10/10/2022	11/17/2022
Arrived Series Pasquin, a series of Arrived STR, LLC (Pasquin)	Arrived PA Pasquin, LLC	1/23/2023	2/8/2023
Arrived Series Pickler, a series of Arrived STR, LLC (Pickler)	Arrived AZ Pickler, LLC	3/16/2023	4/5/2023
Arrived Series Pointbreak, a series of Arrived STR, LLC (Pointbreak)	Arrived FL Pointbreak, LLC	8/29/2022	9/20/2022
Arrived Series Regal, a series of Arrived STR, LLC (Regal)	Arrived TN Regal, LLC	11/21/2022	12/19/2022
Arrived Series Serenity, a series of Arrived STR, LLC (Serenity)	Arrived AZ Serenity, LLC	9/28/2022	10/20/2022
Arrived Series Smokey, a series of Arrived STR, LLC (Smokey)	Arrived TN Smokey, LLC	3/10/2023	4/25/2023
Arrived Series Solstice, a series of Arrived STR, LLC (Solstice)	Arrived MO Solstice, LLC	5/24/2023	7/5/2023
Arrived Series Sugarcreek, a series of Arrived STR, LLC (Sugarcreek)	Arrived GA Sugarcreek, LLC	10/8/2022	11/2/2022
Arrived Series SuiteSpot, a series of Arrived STR, LLC (SuiteSpot)	Arrived AZ SuiteSpot, LLC	5/15/2023	5/23/2023

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in the Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of Arrived STR, LLC and its series. All inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Per the operating agreement, the manager is eligible to receive up to a maximum of 2% of the gross offering proceeds per the series offering, as reimbursement for offering expenses including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Upon completion of an offering, the series may also be required to pay the manager sourcing fees as defined in the offering documents. The manager is responsible for sourcing and analyzing the series property.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s consolidated and consolidating financial instruments, such as cash and accrued expenses approximate fair value due to the short-term nature of these instruments. The carrying value of the mortgage payables and operational notes payable, related party approximate their fair values based on interest rates and terms currently available for similar instruments.

Property Management Fee

The Company will appoint an affiliate of the manager or a third-party property management company to serve as property manager to manage the property of each series pursuant to a property management agreement. The fee arrangements for each property management company are set forth below:

Old Town Rentals LLC

Initially, as compensation for the services provided by the property manager, each series will be charged a property management fee equal to fifteen percent (15%) of all rents and fees as remitted to the series on a monthly basis. Such property management fee will increase to twenty percent (20%) of all rents and fees immediately following the time at which the net operating income of the series in a calendar year exceeds nine percent (9%) of the sum of the purchase price of the series property, the related furniture, fixtures and equipment and any setup costs for such series.

Boutiq, Inc.

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to nineteen and one-half percent (19.5%) of all rents and fees as remitted to the series on a monthly basis. Such property management fee will be reduced to eighteen percent (18%) beginning immediately following the first accounting period that Boutiq, Inc. manages properties for any entity managed by the manager or its affiliates with a combined purchase price equal to or greater than $10 million.

Arrived Property Manager, LLC

Arrived Property Manager, LLC, is a related party under common control. As compensation for the property management services, each series will be charged a property management fee equal to twenty percent (20%) of all rents as remitted to the series on a monthly basis. The series managed by Arrived Property Manager, LLC are listed in Note 7.

Furniture, Fixture and Equipment

In addition to the Management Fee, the series shall pay the property manager a one-time fee equal to twenty percent (20%) of out-of-pocket costs for furniture, fixture and equipment (“FF&E Fee”). The series shall pay the property manager the FF&E Fee upon the purchase of such furniture, fixture and equipment.

Property Disposition Fee

Upon the disposition and sale of the series property, the manager will charge the series a market rate property disposition fee that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that the disposition fee charged to the series will range from six to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the series, the manager will receive the difference.

Prepaid and Accrued Expenses

Prepaid expenses consist of prepaid insurance. Accrued expenses include accrued property taxes, dividends, interest payable on the series’ mortgages payable, and interest payable for the series operational notes payable– related party.

Due From (To) Third-party Property Managers

Due from (to) third-party property managers are uncollateralized obligations due under normal trade terms generally requiring payment within 30 days from the approved prior month financial statements. Due from (to) property managers are presented net of receipts and expenses for the reported month. The Company uses a loss-rate approach based on historical loss information, adjusted for management’s expectations about current and future economic conditions, as the basis to determine expected cash receipts and distributions. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, and the creditworthiness of counterparties. Management believes that the composition of receivables at year-end is consistent with historical conditions as credit terms and practices and the property managers have not changed significantly. The Company and its series determined it was not necessary to record an allowance for credit losses as of December 31, 2025 and 2024.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company’s property and equipment includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated and consolidating statements of comprehensive income (loss).

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets for the period ended December 31, 2025 and 2024.

Operating Expenses

Each series is responsible for the costs and expenses attributable to the activities of the series. The manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from a series property and cannot be covered by any operating expense reserves on the balance sheet of the series, the manager may (a) pay such operating expenses and not seek reimbursement, in which case the expenses would be recognized by the series with a credit to contributed capital, (b) loan the amount of the operating expenses to the series, on which the manager and its affiliates may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by series’ property, and/or (c) cause additional interests to be issued in the series in order to cover such additional amounts.

Revenue Recognition

The Company adopted FASB ASC 606, Revenue from Contracts with Customers, and its related amendments, effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The series operate rental properties and recognize rental revenue on a monthly basis as it is earned. Revenue from leasing arrangements falls outside the scope of FASB ASC 606 and is accounted for under the provisions of FASB ASC 842.

Comprehensive Income (loss)

The Company follows FASB ASC 220 in reporting comprehensive income (loss). Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, accounting fees, legal fees, and costs of incorporation are expensed as incurred.

Income Taxes

The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The series have elected and qualify to be taxed as a C corporation.

Each series is organized as an LLC for legal purposes and makes a subsequent election with the IRS to be treated as a C corporation for tax purposes. C corporations pay income tax at both the federal and state levels. At the federal level the tax rate is 21%. At the state level, income taxes will be based on the tax table for that state. C corporations cannot allocate tax losses directly to shareholders, but under current law, federal losses may be accumulated and carried forward indefinitely and be used to offset up to 80% of taxable income in any future year, thereby reducing the reported taxable income.

Recently Issued and Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance effective January 12, 2023 (date of inception) utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s consolidated and consolidating financial statements, but did change how the allowance for credit losses is determined.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a lack of liquidity, and losses from operations since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern for a period of one year from the issuance of these consolidated and consolidating financial statements is dependent upon their ability to generate cash flow from their rental activity and/or obtain financing from the manager. However, there are no assurances that the Company can be successful in generating cash flow from their rental activities or that the manager will always be in the position to provide funding when needed. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following as of December 31, 2025 and 2024:

December 31, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Ace	$784,055	$262,500	$77,590	$1,124,145	$(127,793)	$996,351
Billingswood	580,572	193,524	314,547	1,088,643	(145,230)	943,412
Cactus	786,585	262,125	64,590	1,113,300	(127,780)	985,521
Cardinal	558,670	186,000	145,239	889,909	(138,133)	751,776
Coolbaugh	316,854	105,618	127,756	550,228	(94,846)	455,382
Hammock	408,491	135,000	50,840	594,331	(79,300)	515,031
Havasu	787,910	262,500	90,532	1,140,942	(130,331)	1,010,611
Hickorybear	542,965	180,988	75,189	799,143	(91,727)	707,416
Kinlani	563,096	187,699	69,134	819,929	(92,843)	727,085
Koi	506,779	168,926	221,186	896,892	(143,877)	753,015
Lakeridge	427,248	141,250	62,470	630,968	(82,568)	548,400
Lodge	776,434	257,500	129,892	1,163,826	(160,377)	1,003,448
Longbranch	607,063	202,354	101,524	910,941	(109,819)	801,122
Loop	491,284	163,761	101,804	756,849	(94,887)	661,962
Mirage	474,155	157,250	28,735	660,140	(64,586)	595,554
Myrtle	304,778	101,250	84,351	490,379	(74,501)	415,878
Oasis	735,013	245,004	84,775	1,064,792	(135,134)	929,658
Opry	827,688	275,896	14,806	1,118,391	(90,775)	1,027,615
Orchard	415,974	137,500	91,267	644,741	(105,807)	538,934
Palm	467,428	156,250	212,739	836,417	(110,412)	726,006
Pasquin	343,350	114,450	124,883	582,683	(92,768)	489,915
Pickler	811,789	270,596	147,682	1,230,067	(147,510)	1,082,557
Pointbreak	285,408	93,750	80,477	459,635	(72,886)	386,749
Regal	718,253	237,500	58,793	1,014,546	(103,095)	911,451
Serenity	806,520	273,750	118,291	1,198,561	(160,451)	1,038,110
Smokey	551,134	183,711	74,777	809,622	(90,408)	719,215
Solstice	543,583	181,194	92,045	816,822	(88,026)	728,796
Sugarcreek	317,894	105,000	58,281	481,174	(65,450)	415,725
SuiteSpot	670,968	223,656	102,519	997,143	(108,933)	888,210
	$16,411,939	$5,466,504	$3,006,713	$24,885,157	$(3,130,251)	$21,754,906

December 31, 2024
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Ace	$784,055	$262,500	$72,244	$1,118,799	$(86,921)	$1,031,878
Billingswood	580,572	193,524	231,673	1,005,769	(77,784)	927,985
Cactus	786,585	262,125	64,590	1,113,300	(86,258)	1,027,042
Cardinal	558,670	186,000	145,239	889,909	(88,770)	801,139
Coolbaugh	316,854	105,618	127,756	550,228	(57,773)	492,455
Hammock	408,491	135,000	50,840	594,331	(54,278)	540,053
Havasu	787,910	262,500	73,443	1,123,853	(84,712)	1,039,141
Hickorybear	542,965	180,988	75,189	799,143	(56,945)	742,198
Kinlani	563,096	187,699	69,134	819,929	(58,540)	761,388
Koi	506,779	168,926	221,186	896,892	(81,212)	815,680
Lakeridge	427,248	141,250	62,470	630,968	(54,537)	576,431
Lodge	776,434	257,500	129,892	1,163,826	(106,165)	1,057,661
Longbranch	607,063	202,354	101,524	910,941	(67,439)	843,502
Loop	491,284	163,761	101,804	756,849	(56,661)	700,188
Mirage	474,155	157,250	17,235	648,640	(43,319)	605,321
Myrtle	304,778	101,250	84,351	490,379	(46,548)	443,831
Oasis	735,013	245,004	84,775	1,064,792	(91,451)	973,340
Opry	827,688	275,896	14,806	1,118,391	(57,716)	1,060,674
Orchard	415,974	137,500	91,267	644,741	(72,427)	572,314
Palm	467,428	156,250	105,581	729,260	(64,373)	664,886
Pasquin	343,350	114,450	117,008	574,808	(56,619)	518,189
Pickler	811,789	270,596	147,682	1,230,067	(88,454)	1,141,613
Pointbreak	285,408	93,750	69,277	448,435	(47,719)	400,717
Regal	718,253	237,500	58,793	1,014,546	(65,218)	949,328
Serenity	806,520	273,750	118,291	1,198,561	(107,465)	1,091,096
Smokey	551,134	183,711	74,777	809,622	(55,411)	754,211
Solstice	543,583	181,194	92,045	816,822	(49,850)	766,972
Sugarcreek	317,894	105,000	58,281	481,174	(42,234)	438,940
SuiteSpot	670,968	223,656	102,519	997,143	(64,031)	933,113
	$16,411,939	$5,466,504	$2,763,672	$24,642,115	$(1,970,829)	$22,671,286

For the years ended December 31, 2025 and 2024, depreciation expense was $1,159,422 and $1,127,117, respectively.

NOTE 5: MORTGAGE PAYABLES, NET

Mortgage payables, net are secured by each series property and are interest only with all of the accrued interest due on the maturity date or repayment date. As of December 31, 2025, all of the mortgage payables mature in more than one year and thus are reflected as non-current liabilities on the consolidated and consolidating balance sheets.

The following is a summary of the series that repaid the outstanding principal in full as of December 31, 2025 and 2024:

December 31, 2025

Series	Lender	Address	Mortgage Principal	Term (years)	Interest Only Period (years)	Interest Rate	Unamortized Loan Cost	Mortgage Payables, net of unamortized loan fees	Amortization of loan fees
Ace	Certain Lending	14249 N. 49th Street, Scottsdale, AZ 85254	$441,000	30	7	6.625%	$8,533	$432,467	$319
Cactus	Arrived Short Term Notes, LLC	5108 E Janice Way, Scottsdale, AZ 85254	440,370	5	5	6.625%	3,853	436,517	2,202
Cardinal	Certain Lending	6085 North 85th Avenue, Glendale, AZ 85305	312,480	30	7	6.625%	6,241	306,239	233
Hammock	Private Lender	10736 Frances Lane, Largo, FL 33774	226,800	30	5	6.625%	2,047	224,753	1,170
Havasu	Certain Lending	520 Jones Drive, Havasu City, AZ 86406	472,500	30	5	5.950%	4,528	467,972	2,363
Lakeridge	Arrived Short Term Notes, LLC	105 Lake Ridge Drive, Blue Ridge, GA 30513	282,500	5	5	5.950%	2,707	279,793	1,413
Oasis	Certain Lending	964 Youngs Lane, Nashville, TN 37207	487,500	30	7	6.625%	9,362	478,138	350
Opry	Arrived Short Term Notes, LLC	3226 Charlotte Avenue, Nashville, TN 37209	462,000	5	5	6.625%	4,813	457,188	2,310
Palm	Arrived Short Term Notes, LLC	2299 Kentucky Street, West Palm Beach, FL 33406	312,500	5	5	5.950%	2,994	309,506	1,563
Pointbreak	Certain Lending	6410 Sunset Avenue #A & #B, Panama City, FL 32408	157,500	30	7	6.625%	3,901	153,599	146
Regal	Arrived Short Term Notes, LLC	2635 King Hollow Road, Sevierville, TN 37876	475,000	5	5	6.990%	4,750	470,250	2,375
Serenity	Arrived Short Term Notes, LLC	32 San Patricio Dr, Sedona, AZ 86336	492,750	5	5	5.950%	4,517	488,233	2,464
Sugarcreek	Arrived Short Term Notes, LLC	555 Sugar Creek Road, Blue Ridge, GA 30513	210,000	5	5	5.950%	2,013	207,988	1,050
			$4,772,900				$60,259	$4,712,641	$17,956

December 31, 2024

Series	Lender	Address	Mortgage Principal	Term (years)	Interest Only Period (years)	Interest Rate	Unamortized Loan Cost	Mortgage Payables, net of unamortized loan fees	Amortization of loan fees
Ace	Certain Lending	14249 N. 49th Street, Scottsdale, AZ 85254	$441,000	30	7	6.625%	$8,852	$432,148	$10,287.7
Cactus	Arrived Short Term Notes, LLC	5108 E Janice Way, Scottsdale, AZ 85254	440,370	5	5	6.625%	6,055	434,315	15,963
Cardinal	Certain Lending	6085 North 85th Avenue, Glendale, AZ 85305	312,480	30	7	6.625%	6,475	306,005	7,524
Hammock	Private Lender	10736 Frances Lane, Largo, FL 33774	226,800	30	5	6.625%	3,217	223,583	8,482
Havasu	Certain Lending	520 Jones Drive, Havasu City, AZ 86406	472,500	30	5	5.950%	6,890	465,610	16,734
Lakeridge	Arrived Short Term Notes, LLC	105 Lake Ridge Drive, Blue Ridge, GA 30513	282,500	5	5	5.950%	4,119	278,381	10,005
Oasis	Certain Lending	964 Youngs Lane, Nashville, TN 37207	487,500	30	7	6.625%	9,712	477,788	11,288
Opry	Arrived Short Term Notes, LLC	3226 Charlotte Avenue, Nashville, TN 37209	462,000	5	5	6.625%	7,123	454,878	15,978
Palm	Arrived Short Term Notes, LLC	2299 Kentucky Street, West Palm Beach, FL 33406	312,500	5	5	5.950%	4,557	307,943	11,067
Pointbreak	Certain Lending	6410 Sunset Avenue #A & #B, Panama City, FL 32408	157,500	30	7	6.625%	4,047	153,453	4,703
Regal	Arrived Short Term Notes, LLC	2635 King Hollow Road, Sevierville, TN 37876	475,000	5	5	6.990%	7,125	467,875	16,625
Serenity	Arrived Short Term Notes, LLC	32 San Patricio Dr, Sedona, AZ 86336	492,750	5	5	5.950%	6,981	485,769	17,657
Sugarcreek	Arrived Short Term Notes, LLC	555 Sugar Creek Road, Blue Ridge, GA 30513	210,000	5	5	5.950%	3,063	206,938	7,438
		Subtotal	$4,772,900				$78,215	$4,694,685	$153,751

NOTE 6: OPERATIONAL NOTES PAYABLE, RELATED PARTY

As of December 31, 2025 and 2024, certain series had operational notes payable to Arrived Short Term Notes, LLC, a related party, in the aggregate amounts of $1,483,002 and $758,100, respectively. Arrived Short Term Notes, LLC is a related party because it is an affiliate of the Manager. The notes are secured by the real property assets of the respective series. The notes bear interest at rates ranging from 6.5% to 7.5% per annum, with interest payable monthly. Principal under each note is due in the aggregate at 18 months from the inception date of the respective note. The notes do not contain prepayment penalties. Proceeds from the notes were used for property improvements and other operating needs of the respective series.

The related series-level note payable balances are presented in the accompanying consolidating balance sheets. As of December 31, 2025, the Company classified the notes payable as non-current

NOTE 7: MEMBER’S EQUITY (DEFICIT)

Each series is managed by Arrived Fund Manager, LLC, a Delaware limited liability company and managing member of the Company. Pursuant to the terms of the operating agreement, the manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the series.

The manager will be responsible for directing the management of the series business and affairs, managing the day-to-day affairs, and implementing the series investment strategy. The manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the series.

The manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The series expects the manager to make distributions on a monthly basis. However, the manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

Redemptions

There were no redemptions during the year ended December 31, 2025. For the year ended December 31, 2024, certain series redeemed investor membership interests in the aggregate amount of $11,000, representing 1,100 membership interests. The redemptions during the year ended December 31, 2024 were made at $10.00 per membership interest, which was determined based on the original offering price. Redemptions were recorded as reductions of members’ equity in the respective series.

The following table reflects redemptions by series for the year ended December 31, 2024:

December 31, 2024
Series Name	# of units redeemed	Redemption amount
Ace	(110)	$(1,100)
Billingswood	(30)	(300)
Cactus	(120)	(1,200)
Cardinal	(65)	(650)
Coolbaugh	(30)	(300)
Hammock	(10)	(100)
Havasu	(70)	(700)
Hickorybear	(40)	(400)
Kinlani	(30)	(300)
Koi	-	-
Lakeridge	-	-
Lodge	(40)	(400)
Longbranch	(30)	(300)
Loop	(40)	(400)
Mirage	(45)	(450)
Myrtle	-	-
Oasis	-	-
Opry	(70)	(700)
Orchard	(105)	(1,050)
Palm	(45)	(450)
Pasquin	(10)	(100)
Pickler	(30)	(300)
Pointbreak	(50)	(500)
Regal	(30)	(300)
Serenity	(50)	(500)
Smokey	(30)	(300)
Solstice	-	-
Sugarcreek	(10)	(100)
SuiteSpot	(10)	(100)
	(1,100)	$(11,000)

Distributions

For the years ended December 31, 2025 and 2024, distributions to investors were made by 29 series, totaling $438,785 and $804,107, respectively, which were recognized as a reduction of members’ capital.

The following table reflects the total dividend distributions by series as of December 31, 2025 and 2024.

Series	2025 Distributions	2024 Distributions
Ace	$15,586	$44,289
Billingswood	6,715	23,058
Cactus	18,843	44,500
Cardinal	22,950	33,217
Coolbaugh	2,135	18,506
Hammock	4,915	10,813
Havasu	5,508	15,247
Hickorybear	7,016	33,383
Kinlani	50,182	46,449
Koi	39,544	26,704
Lakeridge	3,188	8,973
Lodge	12,839	57,211
Longbranch	14,060	40,836
Loop	7,276	19,286
Mirage	5,042	13,450
Myrtle	16,442	23,922
Oasis	4,387	17,988
Opry	5,574	20,079
Orchard	6,625	14,418
Palm	633	10,700
Pasquin	4,389	16,240
Pickler	83,893	66,223
Pointbreak	4,290	10,192
Regal	5,631	19,792
Serenity	26,070	42,950
Smokey	10,809	20,640
Solstice	24,687	34,255
Sugarcreek	2,221	6,294
SuiteSpot	27,336	64,490
	$438,785	$804,107

NOTE 8: RELATED PARTY TRANSACTIONS

The series manager, Arrived Fund Manager, LLC, is a managing member with common management of the series.

Due from (to) Related Party

The series enters into various transactions with the manager and affiliates of the manager in the normal course of operating and financing activities. As of December 31, 2025 and 2024, certain series owed an aggregate of $343,651 and $252,621, respectively, to the manager, including amounts related to the initial funding for certain series property acquisitions. During the years ended December 31, 2025 and 2024, certain series repaid the manager an aggregate of $89,584 and $0, respectively, following the completion of their respective offerings. All related party balances are non-interest bearing, short-term in nature, and do not have defined repayment terms.

Due from (to) Related Party Property Manager

As of December 31, 2025 and 2024, certain series owed an aggregate of $127,614, and $36,188, respectively, to Arrived Property Manager, LLC. As of December 31, 2025 and 2024, certain series were owed an aggregate amount of $4,194 and $7,622, respectively, from Arrived Property Manager, LLC.

Deemed Contributions

During the years ended December 31, 2025 and 2024, certain series received deemed contributions from the manager, amounting to $0 and $57,767, respectively, in exchange for forgiveness of amounts previously due to manager.

Management Compensation

The following table reflects details of the total fees paid by series to the manager for the periods ended December 31, 2025 and 2024.

December 31, 2025
Series	Asset management fee	Property management fee, related party
Ace	$4,526	$-
Billingswood	1,309	-
Cactus	4,683	-
Cardinal	6,341	-
Coolbaugh	1,250	2,084
Hammock	2,420	1,482
Havasu	2,118	-
Hickorybear	2,005	-
Kinlani	4,061	-
Koi	6,393	-
Lakeridge	2,122	2,319
Lodge	4,215	-
Longbranch	2,815	-
Loop	2,189	8,755
Mirage	1,553	-
Myrtle	2,280	8,901
Oasis	2,410	9,501
Opry	3,243	12,914
Orchard	2,233	2,627
Palm	1,032	2,919
Pasquin	1,647	1,573
Pickler	6,888	-
Pointbreak	2,521	9,656
Regal	3,317	12,857
Serenity	3,575	-
Smokey	1,905	7,553
Solstice	1,768	-
Sugarcreek	1,391	1,764
SuiteSpot	5,211	20,844
	$87,423	$105,750

December 31, 2024
Series	Asset management fee	Property management fee, related party
Ace	$5,719	$-
Billingswood	1,456	-
Cactus	6,029	-
Cardinal	7,812	-
Coolbaugh	2,523	-
Hammock	2,517	-
Havasu	2,116	-
Hickorybear	2,392	-
Kinlani	4,866	-
Koi	6,225	-
Lakeridge	2,545	-
Lodge	4,928	-
Longbranch	3,584	-
Loop	2,249	8,995
Mirage	1,912	-
Myrtle	3,147	12,456
Oasis	2,651	385
Opry	2,476	566
Orchard	1,599	-
Palm	3,719	-
Pasquin	2,411	-
Pickler	7,817	-
Pointbreak	3,212	11,989
Regal	2,386	5,717
Serenity	4,443	-
Smokey	2,631	10,524
Solstice	2,193	-
Sugarcreek	1,341	-
SuiteSpot	6,078	24,312
	$102,977	$74,945

NOTE 9: INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. These differences relate primarily to net operating loss carryforwards. As of December 31, 2025 and 2024, the Company and its series had net deferred tax assets before valuation allowance of approximately $1,375,000 and $1,029,000, respectively, solely attributable to net operating loss carryforwards.

The Company and series recognize deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company and series considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company and series assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to the current uncertainty of the future realization of the deferred tax assets. Accordingly, a valuation allowance of approximately $1,375,000 and $1,029,000 was recorded as of December 31, 2025 and 2024, respectively.

Deferred tax assets were calculated using the Company’s and each series applicable federal and state enacted tax rates, which ranged from 21.0% to 28.0% based on the state in which the respective series is subject to tax. For series that incurred net losses, the related deferred tax assets were fully offset by a valuation allowance; accordingly, no income tax benefit was recognized for 2025 or 2024. For series that generated net income, no income tax provision was recognized because taxable income was offset by available net operating loss carryforwards, with any remaining tax due deemed immaterial. Accordingly, the effective tax rate was 0% for 2025 and 2024.

The Company’s and the series ability to utilize net operating loss carryforwards will depend on the generation of sufficient future taxable income. As of December 31, 2025 and 2024, the Company and the series had net operating loss carryforwards available to offset future taxable income of $5,492,844 and $4,085,513, respectively.

The Company and series policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statement of comprehensive loss. As of December 31, 2025 and 2024, the Company and its series had no unrecognized tax benefits and did not incur any interest or penalties related to uncertain tax positions. Accordingly, no accrual for uncertain tax positions was recorded as of those dates.

The Company and its series are not currently subject to any income tax audits in any taxing jurisdiction. U.S. federal and applicable state returns for tax years 2024 and forward remain subject to examination.

ITEM 8. Exhibits

Exhibit No.	Description
2.1*	Certificate of Formation of Arrived STR, LLC
2.2*	Limited Liability Company Agreement of Arrived STR, LLC
3.1*	Form of Series Designation of Arrived Series [*], a series of Arrived STR, LLC
4.1*	Form of Subscription Agreement of Arrived Series [*], a series of Arrived STR, LLC
6.1*	Broker Dealer Agreement, dated July 26, 2022, between Arrived STR, LLC and Dalmore Group, LLC
6.2*	Transfer Agency and Registrar Services Agreement, dated July 27, 2022, between Arrived STR, LLC and Colonial Stock Transfer Company, Inc.
6.3*	Form of Promissory Note
6.4*	Form of Property Management Agreement, dated [*], 202[*], between Misfit Homes LLC and Arrived Series [*], a series of Arrived STR, LLC
6.5*	Software and Services License Agreement, dated [*], 202[*], by and between North Capital Investment Technology, Inc. and Arrived Holdings, Inc.
6.6*	Purchase and Sale Agreement dated July 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Oasis property
6.6.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Oasis dated July 25, 2022 for Arrived Series Oasis property
6.7*	Purchase and Sale Agreement dated August 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Ace property
6.7.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Ace dated August 26, 2022 for Arrived Series Ace property
6.7.2*	Counteroffer to Offer dated August 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Ace Property
6.7.3*	Addendum to Purchase and Sale Agreement dated August 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Ace Property
6.8*	Purchase and Sale Agreement dated August 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Cardinal property
6.8.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Cardinal dated August 26, 2022 for Arrived Series Cardinal property
6.9*	Purchase and Sale Agreement dated August 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Hammock property
6.9.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Hammock dated August 30, 2022 for Arrived Series Hammock property
6.10*	Purchase and Sale Agreement dated August 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Mirage property
6.10.1*	Counteroffer to Offer dated August 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mirage Property

6.11*	Purchase and Sale Agreement dated August 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Orchard property
6.11.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Orchard dated August 26, 2022 for Arrived Series Orchard property
6.11.2*	Addendum to Purchase and Sale Agreement dated August 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Orchard Property
6.12*	Purchase and Sale Agreement dated August 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Pointbreak property
6.12.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Pointbreak dated August 30, 2022 for Arrived Series Pointbreak property
6.12.2*	Addendum to Purchase and Sale Agreement dated September 28, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pointbreak Property
6.13*	Form of Property Management Agreement, dated [*], 202[*], between Old Town Rentals LLC and Arrived Series [*], a series of Arrived STR, LLC
6.14*	Form of Property Management Agreement, dated [*], 202[*], between Roseus Hospitality Group LLC and Arrived Series [*], a series of Arrived STR, LLC
6.15*	Form of Property Management Agreement, dated [*], 202[*], between Southern Comfort Cabin Rentals, LLC and Arrived Series [*], a series of Arrived STR, LLC
6.16*	Form of Property Management Agreement, dated [*], 202[*], between Alpha Geek Capital 2 LLC and Arrived Series [*], a series of Arrived STR, LLC
6.17*	Purchase and Sale Agreement dated September 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Cactus property
6.17.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Cactus dated September 13, 2022 for Arrived Series Cactus property
6.17.2*	Counteroffer to Offer dated September 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cactus Property
6.18*	Purchase and Sale Agreement dated August 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Opry property
6.18.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Opry dated September 19, 2022 for Arrived Series Opry property
6.19*	Purchase and Sale Agreement dated October 4, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Lakeridge property
6.19.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Lakeridge dated October 8, 2022 for Arrived Series Lakeridge property

6.20*	Purchase and Sale Agreement dated October 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Palm property
6.20.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Palm dated September 13, 2022 for Arrived Series Palm property
6.20.2*	Addendum to Purchase and Sale Agreement dated September 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Palm Property
6.21*	Purchase and Sale Agreement dated September 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Serenity property
6.21.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Serenity dated September 28, 2022 for Arrived Series Serenity property
6.21.2*	Addendum to Purchase and Sale Agreement dated September 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Serenity Property
6.21.3*	Addendum to Purchase and Sale Agreement dated September 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Serenity Property
6.22*	Purchase and Sale Agreement dated October 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Sugarcreek property
6.22.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Sugarcreek dated October 8, 2022 for Arrived Series Sugarcreek property
6.23*	Purchase and Sale Agreement dated October 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Havasu property
6.23.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Havasu dated October 19, 2022 for Arrived Series Havasu property
6.24*	Form of Property Management Agreement, dated [*], 202[*], between AvantStay, Inc. and Arrived Series [*], a series of Arrived STR, LLC
6.25*	Purchase and Sale Agreement dated November 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Regal property
6.25.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Regal dated November 29, 2022 for Arrived Series Regal property
6.26*	Purchase and Sale Agreement dated October 28, 2022 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Lodge property
6.26.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Lodge dated November 10, 2022 for Arrived Series Lodge property
6.27*	Form of Property Management Agreement, dated [*], 202[*], between Cabins in Broken Bow and Arrived Series [*], a series of Arrived STR, LLC
6.26*	Purchase and Sale Agreement dated January 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Hickorybear property
6.26.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Hickorybear dated January 25, 2023 for Arrived Series Hickorybear property
6.26.2*	Addendum to Purchase and Sale Agreement dated January 12, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hickorybear Property
6.27*	Purchase and Sale Agreement dated January 16, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Kinlani property
6.27.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Kinlani dated January 23, 2023 for Arrived Series Kinlani property
6.28*	Purchase and Sale Agreement dated January 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Myrtle property
6.28.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Myrtle dated January 20, 2022 for Arrived Series Myrtle property
6.28.2*	Addendum to Purchase and Sale Agreement dated December 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Myrtle Property
6.29*	Purchase and Sale Agreement dated January 11, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Pasquin property

6.29.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Pasquin dated January 23, 2023 for Arrived Series Pasquin property
6.29.2*	Addendum to Purchase and Sale Agreement dated January 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Pasquin Property
6.30*	Purchase and Sale Agreement dated January 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Coolbaugh property
6.30.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Coolbaugh dated February 3, 2023 for Arrived Series Coolbaugh property
6.31*	Purchase and Sale Agreement dated February 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Koi property
6.31.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Koi dated February 22, 2023 for Arrived Series Koi property
6.31.2*	Counteroffer to Offer dated February 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Koi Property
6.32*	Purchase and Sale Agreement dated February 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Longbranch property
6.32.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Longbranch dated February 22, 2023 for Arrived Series Longbranch property
6.33*	Purchase and Sale Agreement dated March 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Loop property
6.33.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Loop dated March 6, 2023 for Arrived Series Loop property
6.33.2*	Addendum to Purchase and Sale Agreement dated March 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Loop Property
6.33.4*	Counteroffer to Offer dated March 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Loop Property
6.34*	Purchase and Sale Agreement dated March 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Pickler property
6.34.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Pickler dated March 16, 2023 for Arrived Series Pickler property
6.35*	Purchase and Sale Agreement dated February 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Billingswood property
6.35.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Billingswood dated February 24, 2023 for Arrived Series Billingswood property
6.36*	Purchase and Sale Agreement dated March 3, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Smokey property
6.36.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Smokey dated March 10, 2023 for Arrived Series Smokey property
6.36.2*	Counteroffer to Offer dated March 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Smokey Property
6.37*	Purchase and Sale Agreement dated May 24, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series Solstice property
6.37.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series Solstice dated May 24, 2023 for Arrived Series Solstice property
6.38*	Purchase and Sale Agreement dated April 30, 2023 between Arrived Holdings, Inc./Assignee and Seller for Arrived Series SuiteSpot property
6.38.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Series SuiteSpot dated May 15, 2023 for Arrived Series SuiteSpot property
6.39*	Form of Property Management Agreement, dated [*], 202[*], between Arrived Property Manager, LLC and Arrived Series [*], a series of Arrived STR, LLC

*	Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARRIVED STR, LLC

By:	Arrived Fund Manager, LLC, its managing member

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer
	Date:	April 30, 2026

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ryan Frazier	Chief Executive Officer of Arrived Holdings, Inc.	April 30, 2026
Ryan Frazier	(principal executive officer)
Chief Executive Officer and Director of Arrived STR, LLC

/s/ Sue Korn	Principal Financial and Accounting Officer of Arrived Holdings, Inc.	April 30, 2026
Sue Korn	(principal financial and accounting officer)
Principal Financial and Accounting Officer of Arrived STR, LLC

/s/ Kenneth Cason	Chief Technology Officer of Arrived Holdings, Inc.	April 30, 2026
Kenneth Cason	Chief Technology Officer and Director of Arrived STR, LLC

Arrived Fund Manager, LLC	Managing Member	April 30, 2026

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Chief Executive Officer